UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MEDIFAST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MEDIFAST, INC.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS OF MEDIFAST, INC.

TO BE HELD ON Wednesday, June 15, 2016

April 29, 2016

TO THE STOCKHOLDERS OF MEDIFAST, INC.:

Notice is hereby given that the 2016 annual meeting of stockholders (the “Annual Meeting”) of Medifast, Inc. (the “Company” or “Medifast”) will be held on Wednesday, June 15, 2016, at 9:30 a.m. EDT, at Hyatt Regency Baltimore Inner Harbor, 300 Light Street, Baltimore, Maryland 21202, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect 9 nominees to the Board of Directors;

2.	To ratify the appointment of RSM US LLP (“RSM” or the “Independent Registered Public Accounting Firm”) (formerly known as McGladrey LLP) as the independent auditors of the Company for the fiscal year ending December 31, 2016; and

3.	To transact such other business as may properly come before the Annual Meeting.

Doors to the Annual Meeting will open at 9:00 a.m. EDT. Stockholders of record at the close of business on April 18, 2016 are entitled to notice of, and to vote at, the Annual Meeting. If you plan to attend the Annual Meeting, please note that for security reasons, before being admitted you must present your proof of stock ownership (or if you hold your shares in street name, a signed legal proxy from your bank, broker or other nominee giving you the right to vote your shares) and valid photo identification at the door. All hand-carried items will be subject to inspection, and any bags, briefcases, or packages must be checked at the registration desk prior to entering the meeting room.

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible by telephone, via the Internet or by completing, dating, signing and returning a proxy card to ensure your shares are voted, or, if you hold your shares in street name, by following the instructions provided by your bank, broker or other nominee. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

Jason L. Groves, Esq.
Executive Vice President, General Counsel and Corporate Secretary

- i -

PROXY STATEMENT

April 29, 2016

The Board of Directors (the “Board”) of Medifast, Inc. (the “Company” or “Medifast”) is soliciting proxies to be voted on our stockholders’ behalf at the 2016 annual meeting of stockholders (the “Annual Meeting”).

The Annual Meeting will commence at 9:30 a.m. EDT on Wednesday, June 15, 2016. The Annual Meeting will be held at the Hyatt Regency Baltimore Inner Harbor, 300 Light Street, Baltimore, Maryland 21202.

This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting, as well as other information that may be useful to you.

Questions and Answers Regarding the Proxy Statement and Annual Meeting

Why am I receiving these proxy materials?

The Board is soliciting proxies on behalf of the Company to be voted at the Annual Meeting. When we ask for your proxy, we must provide you with a proxy statement that contains certain information specified by law and other information.

What is included in the proxy materials?

The proxy materials consist of: (1) the Notice of 2016 Annual Meeting of Stockholders of Medifast, Inc.; (2) this Proxy Statement for the Annual Meeting; (3) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 Annual Report’); and (4) other related materials.

If you request printed versions of the proxy materials by mail, these proxy materials will also include the proxy card or voting instruction form for the Annual Meeting.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set paper copy of the proxy materials?

We are utilizing a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows a company to send some or all of its stockholders a notice regarding Internet availability of proxy materials (“Notice”). Instructions on how to access the proxy materials over the Internet or how to request a paper copy of our proxy materials may be found in the Notice. If you have received a Notice and you would prefer to receive the proxy materials in printed form by mail or electronically by email, please follow the instructions contained in the Notice.

An electronic copy of the Notice of 2016 Annual Meeting of Stockholders of Medifast, Inc., this Proxy Statement, the 2015 Annual Report and other related materials will first be made available to stockholders on or about April 29, 2016 at www.astproxyportal.com/ast/08676 for registered and beneficial holders of our common stock. The Notice will first be mailed to stockholders on or about May 6, 2016.

The SEC rules that allow us to furnish our proxy materials over the Internet rather than in paper form do not require us to do so for all stockholders. We may choose to send certain stockholders the Notice, while sending other stockholders a full set paper copy of our proxy materials.

What proposals will be voted on at the Annual Meeting?

There are two matters on which a vote is scheduled at the Annual Meeting:

1.	The election of 9 nominees to the Board (Proposal 1); and

2.	The ratification of the appointment of RSM US LLP (“RSM”) (formerly known as McGladrey LLP), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (“Fiscal Year 2016”) (Proposal 2).

We will also consider and vote upon any other business properly brought before the Annual Meeting.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	FOR the election of each of the 9 nominees named herein for election to the Board (Proposal 1); and

•	FOR the ratification of the appointment of RSM as the Company’s independent registered public accounting firm for Fiscal Year 2016 (Proposal 2); and

What shares may I vote?

You may vote all of the shares of our common stock that you owned as of the close of business on April 18, 2016 (the “Record Date”). These shares include:

1.	those held directly in your name as the stockholder of record; and

2.	those held for you as the beneficial owner through a stockbroker, bank, or other nominee at the close of business on the Record Date.

Each share of our common stock is entitled to one vote. On the Record Date, there were 11,843,695 shares of our common stock issued and outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most Medifast stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Medifast’s transfer agent, American Stock Transfer and Trust Company, LLC (the “Transfer Agent”), you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your proxy directly to the Company or to vote in person at the Annual Meeting.

Beneficial Owner

If you hold shares in a stock brokerage account or through a bank, broker or other nominee, you are considered the beneficial owner of shares held in street name. Your bank, broker or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote your shares, but because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. As a beneficial owner, you are, however, welcome to attend the Annual Meeting.

How can I vote my shares in person at the Annual Meeting?

You may vote shares you hold directly in your name as the stockholder of record in person at the Annual Meeting.

If you are the beneficial owner of shares held in street name, you may vote the shares in person at the Annual Meeting only if you have obtained a signed legal proxy from your bank, broker or other nominee (i.e., the record holder) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted regardless of attendance. Submitting your proxy now will not prevent you from voting your shares in person by written ballot at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

If you need directions to the Annual Meeting, please call the Hyatt Regency Baltimore Inner Harbor at (410) 528-1234. Directions can also be found at http://baltimore.regency.hyatt.com/en/hotel/our-hotel/map-and-directions.html?icamp=propMapDirections.

What do I need to attend the Annual Meeting?

You must present both proof of stock ownership and valid photo identification to attend the Annual Meeting. If you hold shares through an account with a bank, broker or other nominee, contact your nominee to request a legally valid proxy from the owner of record and this will serve as your proof of stock ownership.

If you do not have proof of ownership and valid photo identification, you will not be admitted into the Annual Meeting. Please also note that the use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is strictly prohibited at the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. If you hold your shares directly, you may vote by granting a proxy. If you hold your shares in street name, you may submit voting instructions to your bank, broker or other nominee.

If you are a stockholder of record, you may vote your shares by any one of the following methods:

•	By Mail — The Notice includes directions on how to request paper copies of this Proxy Statement, the 2015 Annual Report, a proxy card, and the other related materials. Once you receive a paper proxy card, you may vote your shares by signing and dating each proxy card that you receive and returning it in the prepaid envelope prior to the Annual Meeting. Sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

•	On the Internet — You may vote your shares online at www.voteproxy.com by following the instructions provided in the Notice. Voting on the Internet has the same effect as voting by mail. If you vote on the Internet, you do not need to return a proxy card. Internet voting will be available until 11:59 p.m. Eastern Time on June 14, 2016.

•	By Telephone — You may vote by telephone by dialing 1-800-776-9437, and by following the instructions on the Notice. Voting by telephone has the same effect as voting by mail. If you vote by telephone, you do not need to return a proxy card. Telephone voting will be available until 11:59 p.m. Eastern Time on June 14, 2016.

If you hold your shares in street name, you may instruct your bank, broker or other nominee to vote your shares by following the instructions that your broker or nominee provides to you. Most brokers offer voting by mail, by telephone and on the Internet.

May I change my vote or revoke my proxy?

Yes, stockholders are entitled to revoke their proxies at any time before their shares are voted at the Annual Meeting. To revoke a proxy, a stockholder must file a written notice of revocation with the Company, deliver a duly executed Proxy Card bearing a later date than the original submitted Proxy Card, submit voting instructions again by telephone or the Internet, or attend the Annual Meeting and vote in person. Attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote your shares. If you hold shares in street name, you must contact your bank, broker or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

How are votes counted?

You may vote “FOR”, “AGAINST”, or “ABSTAIN” each proposal. For abstentions, see “What happens if I abstain from voting?” below.

If you specify a voting choice, your shares will be voted in accordance with that choice. If you sign, but do not indicate your voting preferences, then the persons named as proxies by our board of directors, Michael C. MacDonald and Jason L. Groves (the “Named Proxies”), will vote your shares in accordance with the recommendations of the Board.

If you are a beneficial owner and you have not provided voting instructions to your broker, your broker may exercise discretion to vote your shares only with respect to the ratification of our independent registered public accounting firm (Proposal 2). Your broker does not have discretionary authority to vote your shares in the election of directors (Proposal 1), resulting in a “broker-non-vote” with respect to these matters. See “What is a broker non-vote?” for more information.

What are the approval requirements for each of the proposals being voted on at the Annual Meeting?

For each proposal, the affirmative vote of a majority of the votes cast at the meeting, by the holders of stock entitled to vote thereat, is required for approval pursuant to our Amended and Restated Bylaws (“Bylaws”).

“A majority of the votes cast” with respect to the election of directors means that the number of votes cast “FOR” a director’s election exceeds fifty percent of the number of votes cast with respect to that director’s election.

What is the quorum requirement?

For business to be conducted at the Annual Meeting, a quorum must be present or represented by proxy. Under our Bylaws, the presence of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business. The number of outstanding shares of our common stock entitled to vote at the Annual Meeting is determined as of the Record Date. Abstentions and broker non-votes will be counted in determining whether a quorum is present for the Annual Meeting.

What happens if I abstain from Voting?

If you submit a proxy and explicitly abstain from voting on any proposal, the shares represented by the proxy will be considered present at the Annual Meeting for the purpose of determining a quorum. Abstentions will not be counted as votes cast and therefore they will have no effect on the outcome of any proposal.

What is a “broker non-vote”?

A “broker non-vote” occurs when a broker submits a proxy to the Company that does not indicate a vote for one or more of the proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposals, and does not have discretionary authority to vote in the absence of instructions. Brokers have discretionary authority to vote on matters that are deemed “routine,” such as the ratification of our independent registered public accounting firm (Proposal 2). Brokers do not have discretionary authority to vote on matters that are deemed “non-routine,” such as the election of directors (Proposal 1). Broker non-votes will be counted for the purposes of determining whether a quorum exists at the Annual Meeting, but because they are not votes that are cast, they will have no effect on the outcome of Proposal 1.

Will I have dissenters’ rights?

No dissenters’ rights are available under the General Corporation Law of the State of Delaware, our certificate of incorporation, or our Bylaws to any stockholder with respect to any of the matters proposed to be voted on at the Annual Meeting.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

It means your shares are registered differently or are held in more than one account. To ensure that all of your shares are voted, please vote as instructed in each Notice or sign and return each proxy card (if you have requested and received paper copies of this proxy statement and a proxy card or voting instruction form). If you vote by telephone or on the Internet, you will need to vote once for each Notice, proxy card or voting instruction form you receive.

Are voting records confidential?

We require vote tabulators and the Inspector of the Election to execute agreements to maintain the confidentiality of voting records. Voting records will remain confidential, except as necessary to meet legal requirements, and in other limited circumstances such as proxy contests.

How does the Company solicit proxies?

The Company will solicit proxies by mail, telephone, or other means of communication. We will bear the cost of the solicitation of proxies. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies from stockholders and we will pay a fee estimated at $9,500, plus expenses, for such services. In addition, solicitation may be made by our directors, officers, and other employees. We reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the Financial Industry Regulatory Authority for reasonable expenses incurred by them in forwarding materials to the beneficial owners of our common stock.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and publish final results in a Current Report on Form 8-K following the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is currently composed of nine directors. Each of the nominees for election to the Board has been previously elected to the Board by stockholders. Management has no reason to believe that any of the nominees is unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the Named Proxies will vote shares represented by proxies at the Annual Meeting for the election of such persons as shall be designated by the Board.

DIRECTOR NOMINEES

Jeffrey J. Brown, age 55, has been a director of the Company since June 2015. Mr. Brown serves as a member of the Audit Committee, Executive Committee and Mergers & Acquisitions Committee. Mr. Brown is the Chief Executive Officer and founding member of Brown Equity Partners, LLC (“BEP”), which provides capital to management teams and companies needing equity capital.  Prior to founding BEP in 2007, Mr. Brown served as a founding partner and primary deal originator of the venture capital and private equity firm Forrest Binkley & Brown (“FBB”) from 1993 to 2007.   In his 29 years in the investment business Mr. Brown has been on over 40 boards of directors including service on 7 public companies.  Since June 2015, Mr. Brown has served as the Lead Director of Medifast, Inc. (NYSE: MED).  In August 2016, Mr Brown was appointed to the board of Outerwall, Inc, in Seattle, WA. Outerwall, Inc (NASDAQ “OUTR”), is a Company that delivers automated retail spaces. In February 2014, Mr. Brown was appointed as an independent board member by a significant stakeholder to RCS Capital Corporation (“RCS”) a ”Controlled Corporation”; as defined by the New York Stock Exchange from RCS’s inception in 2012 until the present.  On January 31, 2016, RCS and the material stakeholders agreed to effect a consensual financial restructuring of RCS debt through a voluntary, pre-arranged Chapter 11 Bankruptcy in Delaware (case #16-10223).  Pursuant to the stakeholders’ agreement, RCS will be renamed as Cetera Financial Holdings and is expected to exit its bankruptcy case in the second quarter of 2016.  From 2011 until 2015, Mr. Brown served as a director of Midatech Pharma PLC (LSE: MTPH).   From 2012 until 2014, Mr. Brown served as a director of Nordion, Inc. (NYSE: NDZ).  From 2009 until 2011, Mr. Brown served as a director of Steadfast Income REIT, Inc.  Mr. Brown has worked at Hughes Aircraft Company, Morgan Stanley & Company, Security Pacific Capital Corporation and Bank of America Corporation.  Mr. Brown received his MBA from the Stanford University Graduate School of Business in 1987 and graduated Summa Cum Laude as a Mathematics Major from Willamette University in 1983. Mr. Brown was nominated for re-election to our Board pursuant to the terms of that certain Cooperation Agreement, dated April 3, 2015 (the “Cooperation Agreement”), between the Company and Engaged Capital, LLC, Engaged Capital Master Feeder I, L.P., Engaged Capital Master Feeder II, L.P., Engaged Capital I, L.P., Engaged Capital I Offshore, LTD, Engaged Capital II, L.P., Engaged Capital II Offshore LTD., Engaged Capital Holdings, LLC and Glenn W. Welling (collectively, the “Engaged Group”).

Qualifications: Mr. Brown brings to the Board extensive public and private company board experience and significant transactional experience.

Kevin G. Byrnes, age 68, has been a director of the Company since 2013. Mr. Byrnes serves as Chairman for the Mergers & Acquisitions Committee and as a member of the Audit Committee. Mr. Byrnes has more than 40 years of financial experience working in the retail and commercial banking industries. He is currently Chairman of the Board of Bay Bank, with assets of approximately $500 million and 12 branches located in the Baltimore metropolitan area. Mr. Byrnes served as President/COO and Director of Provident Bank from 2002 to 2009. Provident, acquired by M&T Bank in May 2009, was the largest independent financial institution in the Maryland and Northern Virginia marketplaces at that time, with $6.5 billion in assets, 150 branches and 1,600 employees. Prior to Provident Bank, Mr. Byrnes spent 25 years with the Chase Manhattan Bank in various executive management positions. Mr. Byrnes began his career at Bankers Trust Co. in New York. He received a BBA from Pace University.

Qualifications: Mr. Byrnes was selected based on his extensive financial experience given his long career in the banking industry. Because of his public-company experience and significant prior board experience, Mr. Byrnes is serving on the Company’s Audit Committee and Chairs the Special Mergers & Acquisitions Committee.

Charles P. Connolly, age 67, has been a director of the Company since 2006. Mr. Connolly serves as Chairman of the Audit Committee and as a member of the Mergers & Acquisitions Committee. Mr. Connolly spent 29 years at First Union Corp., which merged with Wachovia Bank in 2001. He retired in 2001 as the President and Chief Executive Officer of First Union Corp. of Pennsylvania and Delaware. Mr. Connolly serves on the board of numerous profit and non-profit organizations. He received an MBA from the University of Chicago and an AB from Villanova University.

Qualifications: Mr. Connolly brings to the Board extensive executive experience and financial acumen derived from a lengthy executive career in the banking industry. He possesses a unique financial and risk assessment perspective into the operations and financial management of the Company. He spends significant time with our executive team, providing guidance and consultation on key metrics and performance objectives that have served Medifast well in the past few years.

Constance J. Hallquist, age 52, has been a director of the Company since June 2015. Ms. Hallquist serves as Chairman of the Nominating and Corporate Governance Committee. Ms. Hallquist is President and Chief Executive Officer of DNA Diagnostics Center (DDC), one of the largest private DNA testing companies in the world with offices in Fairfield (Ohio) and London (United Kingdom). DDC offers comprehensive DNA testing for paternity and family relationships, forensics, genetic traits of animals, cell line authentication, and ancestry. Previously, Ms. Hallquist was President of Healthy Directions, a Helen of Troy company (NASDAQ: HELE) and she served as President, New Business Ventures, for Orchard Brands, a $1 billion catalog holding company. In 2007, Orchard Brands acquired the company that Ms. Hallquist founded in 2000, Gold Violin, a multi-channel retailer offering helpful products for independent living. Prior to Gold Violin, Ms. Hallquist held the position of Managing Director at Prophet, a brand strategy consulting firm, where she oversaw the firm's flagship clients including Williams-Sonoma, Audi, UBS, and Levi Strauss & Co. Prior to consulting, Ms. Hallquist worked in brand management at Kraft Foods. She received a BA in French Language & Literature from the University of Virginia and an MBA degree from the Darden School at the University of Virginia. Ms. Hallquist was nominated for re-election to our Board pursuant to the terms of the Cooperation Agreement.

Qualifications: Ms. Hallquist brings to the Board leadership skills, and significant experience in the direct sales business model and the healthcare and nutritional supplement industry.

Jorgene K. Hartwig, age 54, has been a director of the Company since June 2015. Ms. Hartwig serves as a member of the Nominating and Corporate Governance Committee. Ms. Hartwig is currently the Vice President of Corporate Engagement for Inforum & Inforum Center for Leadership since October 2015.  Inforum is a non-profit organization that focuses on accelerating careers for women and positioning women for board service though education and career development.  She is responsible for developing partnerships with C suite executives across a broad range of industries including Direct Sales, Health Care and Consumer Products.  Prior to this, she served as Chief Operating Officer of 3kinetic, LLC, a startup servicing the advertising and film industries, from January 2015 to October 2015 and continues to act as an advisor for the organization. From January 2009 until December 2014, Ms. Hartwig served as Vice President and Chief Marketing Officer of Amway North America, the North American affiliate of one of the world’s largest direct selling businesses, which specializes in the health and beauty markets.  Ms. Hartwig’s professional experience also includes serving as the Vice President of Marketing for Marcus Hotels & Resorts, a division of The Marcus Corporation (NYSE:MCS); the Vice President of Marketing for Fiskars Corporation, a global consumer products company; the Vice President of Marketing for Bemis Manufacturing Company, a global plastic products manufacturer; Business Team Leader for Pillsbury Company prior to its acquisition by General Mills; Director of Worldwide Business Development for SC Johnson Wax; and various brand management and market research positions. Ms. Hartwig earned a bachelor’s degree in marketing from the University of Wisconsin and received an MBA degree from Marquette University. Ms. Hartwig was nominated for re-election to our Board pursuant to the terms of the Cooperation Agreement.

Qualifications: Ms. Hartwig brings to the Board extensive experience as a marketing executive, including expertise in the direct selling industry.

Michael C. MacDonald, age 62, has been a director of the Company since 1998. Mr. MacDonald serves as Chairman of the Executive Committee. Mr. MacDonald has served as Executive Chairman of the Board since November 2011, and was promoted to Chairman and Chief Executive Officer in February 2012. Prior to this role, Mr. MacDonald was Executive Vice President of OfficeMax, overseeing the Contract Division, a $3.6 billion division of the OfficeMax Company. Mr. MacDonald has spent an additional 33 years in sales, marketing, and general management at Xerox Corporation. Among his most significant roles was leading the turnaround in North America from the years 2000-2004 as President of the North American Solutions Group, a $6.5 billion division of Xerox. In addition, Mr. MacDonald was President of Global Accounts and Marketing from 2004-2007, where he led the re-branding of the Xerox Corporation. Mr. MacDonald also has international experience in marketing, sales, and operations with both Xerox and OfficeMax. In addition to serving as Chairman and Chief Executive Officer of the Company, Mr. MacDonald serves on the Direct Selling Association & Direct Selling Education Foundation boards of directors. Mr. MacDonald is the Treasurer & Chairman, Finance Committee, as well as a member of Direct Selling Association’s Executive & Strategic Planning Committees. Mr. MacDonald also serves on the Jimmy V Foundation and the Archdiocese of Baltimore Catholic Community Foundation. Mr. MacDonald received his BA from Rutgers University, earned 44 MBA Credits at Iona College, and attended premier executive education courses in leadership and management at Harvard and Columbia Universities. Mr. MacDonald is the uncle of Margaret Sheetz, who resigned from the Company on April 8, 2016.

Qualifications: Mr. MacDonald brings to the Board considerable leadership skills and significant experience from large corporations. His significant leadership and management experience helps drive innovation and results.

Carl E. Sassano, age 66, has been a director of the Company since 2013. Mr. Sassano serves as Chairman of the Compensation Committee and as a member of the Executive Committee. He is a member of the board of Transcat, Inc. and the Lead Director. Mr. Sassano was Chairman of the Board of Transcat from October 2003 until July, 2013. From April 2007 to May 2008, he also served as executive chairman of the board. Mr. Sassano became President and Chief Executive Officer in March 2002 and was named Chairman of the board in October 2003. In May 2006, he ceased serving as president when Charles P. Hadeed assumed that position. He ceased serving as CEO in April, 2007. Mr. Sassano was president and chief operating officer of Bausch & Lomb Incorporated in 1999 and 2000. He also held positions in Bausch & Lomb as president-global vision care (1996-1999), president-contact lens division (1994-1996), group president (1993-1994) and president-Polymer Technology (1983-1992), a subsidiary of Bausch & Lomb. Mr. Sassano is a partner in CSW Equity Partners, a small private equity investment company. He also serves as Chairman of the board of Voiceport, one of the companies in the CSW portfolio. He received a BA from Rochester Institute of Technology and an MBA from the University of Rochester.

Qualifications: Mr. Sassano brings to the Board leadership skills and significant public corporate experience from both small companies (Transcat) and large corporations (Bausch & Lomb). He also bring a strong understanding of the issues organizations face in executing a growth strategy.

Scott D. Schlackman, age 58, has been a director of the Company since June 2015.  Mr. Schlackman serves as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Schlackman is currently President of Scott Schlackman Global Consulting, LLC.  From 2010 to 2013 he was President of Avon UK and Vice President of Liz Earle Products, which Avon acquired in March 2010, for the United Kingdom and Ireland.  In 2010 he was Regional Vice President for Global Sales Development WEMEA and Asia Pacific Regions for Avon.  In his 24 years with Avon, Mr. Schlackman served in a variety of senior executive roles with Avon Products, Inc., a global manufacturer and marketer of beauty and related products. Mr. Schlackman received a BS from the Wharton School of the University of Pennsylvania. Mr. Schlackman was nominated for re-election to our Board pursuant to the terms of the Cooperation Agreement.

Qualifications: Mr. Schlackman brings to the Board extensive executive leadership experience and expertise in the direct selling business.

Glenn W. Welling, age 45, has been a director of the Company since June 2015. Mr. Welling serves as a member of the Compensation Committee and the Mergers & Acquisitions Committee. Mr. Welling is the founder and Chief Investment Officer of Engaged Capital. He is responsible for overseeing all facets of the firm. Prior to Engaged Capital, Mr. Welling was a Principal and Managing Director at Relational Investors, aa $6 billion activist equity fund. At Relational, Mr. Welling was responsible for managing the equity fund’s consumer, healthcare and utility group. He was involved in all aspects of Relational’s research process from the identification of investment ideas to the development and implementation of the engagement process with portfolio companies.

Prior to Relational Investors, Mr. Welling spend seven years as a Managing Director at Credit Suisse as the Head of the Investment Banking Department’s Advisory Business. At Credit Suisse, he built his group from two to fifty people and into one of the leading commercially focused advisory businesses on Wall Street advisor on over $100 billion of transactions in his last year there. Mr. Welling joined Credit Suisse when the Firm acquired HOLT Value Associates L.P. (“HOLT”) where he was a Partner and Managing Director. At HOLT, he ran the Corporate and Alliance Services business, advising senior executives and Boards on how their decisions would be viewed and valued by institutional investors. Prior to HOLT, he was the Managing Director of Valuad U.S., a financial software and training company. Prior to leading Valuad U.S., Mr. Welling worked at a number of leading strategy consulting firms including A.T. Kearney and Marakon Associates. He has worked and managed businesses in the United States, Europe and Asia.

Mr. Welling is a member of the Board of Directors of Jamba, Inc., a NASDAQ listed leading restaurant retailer of better-for- you food and beverage offerings, ROVI Corporation, NASDAQ listed provider of digital entertainment technology solutions, and Medifast, Inc., a NYSE listed manufacturer of medically based, proprietary healthy living and meal replacement products. He also teaches executive education programs at the Wharton School of Business at the University of Pennsylvania, his alma mater, where he was a two year captain and four year letterman of the tennis team. He currently serves as the Chairman of the Board of Directors for the University’s tennis program and as a member of the Wharton Executive Education Board. Mr. Welling was nominated for re-electionto our Board pursuant to the terms of the Cooperation Agreement.

Qualifications: Mr. Welling brings to the Board financial and senior management experience, which makes him particularly qualified to serve on our Board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE 9 NOMINEES IDENTIFIED ABOVE.

INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Director Independence

We are required to have a majority of independent directors serving on our Board and may only have independent directors serving on each of our Audit, Compensation, and Nominating and Corporate Governance Committees pursuant to the listing rules of the New York Stock Exchange (the “NYSE”) and, with respect to our Audit Committee, the rules and regulations existing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Board undertook an annual review of our directors’ independence. The purpose of this review was to determine whether any relationships or transactions involving our directors (including their family members and affiliates) were inconsistent with a determination that such director is independent under the independence standards prescribed by the NYSE’s listing rules and our Corporate Governance Guidelines. Our Board also considered whether our Audit Committee members continue to satisfy the independence standards prescribed for audit committee members by the rules and regulations of the Exchange Act.

In making its determination, the Board considered not only the criteria for independence set forth in the listing rules of the NYSE but also any other relevant facts and circumstances that may have come to the Board’s attention. These related transactions, relationships or arrangements between a director (or any member of their immediate family or any entity of which such director or one of their immediate family members is an executive officer, general partner or significant equity holder) on the one hand, and Medifast or any of its subsidiaries or affiliates, on the other hand, might signal potential conflicts of interest, or might bear on the materiality of a director’s relationship to Medifast or any of its subsidiaries. The Board considered the independence issue not merely from the standpoint of the director, but also from that of the persons or organizations with which the director is affiliated.

Based on its review, our Board determined that each of the non-employee directors qualify as independent under the independence standards prescribed by the listing rules of the NYSE. Our Board also determined that each of Messrs. Brown, Byrnes, and Connolly qualify as “independent” under the independence standards for audit committee members adopted by the SEC.

Board Leadership Structure

The Board is committed to strong corporate governance and board independence. The Board recognizes that having the same person serve in the Chief Executive Officer and Chairman positions can present an issue for some companies and some boards. However, the 2004 Blue Ribbon Commission of the National Association of Corporate Directors found that separation of the roles of chairman and chief executive officer was not necessary for effective board leadership. The Nominating and Corporate Governance Committee and the Board continue to consider the issue of board leadership and do not believe there is any material corporate governance benefit to separating these positions at this time. Our Chairman of the Board does not have any enhanced rights as a director, but has the same voting authority as any other director. The role of Chairman is one which is principally that of presiding at meetings of the Board and taking the initiative on establishing the proposed agenda for meetings of the Board, which is a role our senior management would play a significant part in regardless of which director serves as Chairman. Our Board continues to believe that the current structure is in our best interests, and our stockholders’ best interests, and allows Michael C. MacDonald, who serves as our Chairman and Chief Executive Officer, to focus on our strategy, business, and operations.

The Board believes that there is no one best leadership structure model that is most effective in all circumstances. The Board retains the authority to separate the positions of Chairman and Chief Executive Officer in the future if such change is determined to be in our best interests and those of our stockholders. Thus, the Board remains flexible and committed to a strong corporate governance structure and board independence. The Board is committed to adopting corporate management and governance policies and strategies that promote our effective and ethical management. In this regard, the Board strongly believes that it should have maximum flexibility in deciding whether the offices of Chairman and Chief Executive Officer are combined or separate and, if separate, whether the Chairman should be an independent director or an employee.

Lead Director

The Board appointed Jeffrey J. Brown, as Lead Independent Director, effective June 17, 2015. The Lead Independent Director is responsible for facilitating and coordinating the activities of the independent directors. For the purpose of balancing the interests of the stockholders and management when the CEO also serves as the Chairman of the Board, the Lead Independent Director serves as Chairman for meetings of the independent directors separate from management. The Lead Independent Director also represents the best practices regarding corporate governance, provides independent leadership to the Board, and performs such other duties and responsibilities as the Board may determine.

The principal responsibilities of the Lead Independent Director are as follows:

•	Act as the principal liaison between the independent directors of the Board and the CEO and Chairman of the Board;

•	Develop the agenda for and preside at executive sessions of the Board's independent directors;

•	Communicate to the Chairman any and all feedback from the executive sessions;

•	Prepare minutes of the meeting of independent directors, share minutes with the full Board when appropriate, and deliver the minutes to the Company for filing with the minutes of the Company;

•	Review and approve the agenda for the Board;

•	Participate in the compensation committee’s evaluation of the CEO’s performance;

•	Handle difficult and underperforming directors to improve the functionality of the Board;

•	Assist in Board succession plans;

•	Preside at all meetings at which the Chairman is not present;

•	Retain the authority to call meetings of the independent directors;

•	Subject to the authority of any committee of the Board, recommend to the Board the retention of advisors and consultants who report directly to the Board;

•	As the Board determines, serve as a liaison and be available for consultation and direct communication with major stockholders;

•	Make recommendations to the Board on behalf of the independent directors; and

•	Undertake further such responsibilities that the independent directors may designate to the Lead Independent Director from time to time.

2015 Board Evaluations

The Board conducted a self-assessment of its performance and effectiveness in 2015. As part of the process, each director completed a Board Evaluation Questionnaire. The questionnaire asked the directors to rate the Board’s effectiveness in a number of different areas and to provide other written commentary. The collective ratings and comments of the directors were compiled and presented by the Chair of the Nominating and Corporate Governance Committee to the full Board for discussion on how to improve effectiveness over the next year.

In addition, each Board committee conducted a self-evaluation of its performance for 2015, with performance criteria for each committee developed on the basis of the committee’s purpose and mission, as set forth in such committee’s charter, and, based on the results of the evaluations, developed recommendations and a follow-up plan similar to that of the Board as a whole.

THE COMMITTEES OF THE BOARD

The Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Special Mergers & Acquisitions Committee. The Board has determined that each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the standards of “independence” established by the NYSE as currently in effect.

Audit Committee

The present members of the Audit Committee are Charles P. Connolly (Chairman), Jeffrey J. Brown, and Kevin G. Byrnes, all of whom have been determined by the Board to be independent within the meaning of SEC rules and the applicable NYSE listing rules. The Board has also determined that each member of the Audit Committee is “financially literate” as required by the NYSE rules, and an Audit Committee Financial Expert within the meaning of the SEC rules based on, among other things, the experience of such member.

The Audit Committee is responsible for, among other things, the review and oversight of the Company’s performance with respect to its financial responsibilities and the integrity of the Company’s accounting and reporting practices. The Audit Committee, on behalf of the Board, also appoints the Company’s independent auditors, subject to stockholder ratification, at the annual meeting of stockholders.

Compensation Committee

The present members of the Compensation Committee are Carl E. Sassano (Chairman), Scott Schlackman, and Glenn W. Welling, all of whom have been determined by the Board to be independent within the meaning of SEC rules and the applicable NYSE listing rules.

The Compensation Committee is responsible for, among other things, reviewing and approving annually the corporate goals and objectives applicable to the compensation of our chief executive officer and determining the compensation of our chief executive officer based on the achievement of these goals, approving the compensation of our other executive officers, overseeing our incentive compensation plans and equity-based plans, and reviewing and recommending changes to the Board with respect to director compensation. For information regarding our Compensation Committee, including its processes and procedures for determining executive compensation, see “Information About our Compensation Committee.”

The Compensation Committee has the authority to delegate any of its responsibilities under its charter, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

Nominating and Corporate Governance Committee

The present members of the Nominating and Corporate Governance Committee are Constance J. Hallquist (Chairman), Jorgene K. Hartwig, and Scott Schlackman, all of whom have been determined by the Board to be independent within the meaning of the applicable NYSE listing rules.

The Nominating and Corporate Governance Committee is responsible for, among other things, recommending to the Board potential director nominees for election to the Board, recommending to the Board directors to serve on the various Board committees, advising the Board with respect to Board composition, procedures and committees, developing and recommending to the Board corporate governance principles applicable to the Company, and evaluating and making recommendations to the Board regarding the compensation of directors.

Director Qualifications. Director nominees are selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding the Company’s global business environment, and willingness to devote adequate time and effort to Board responsibilities so as to enhance the Board’s ability to oversee and direct the affairs and business of the Company.

Diversity . The Company does not maintain a separate policy regarding the diversity of the Board. However, the charter of the Nominating and Corporate Governance Committee requires that the Committee review the composition of the Board to ensure it has the “appropriate balance” of experience, skills, expertise, and diversity for the Board as a whole. Consistent with these guidelines, both the Nominating and Corporate Governance Committee and the full Board seek director nominees with distinct professional backgrounds, experience, and perspectives so that the Board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities. As part of our annual Board self-evaluation process, the Board evaluates whether or not the Board as a whole has the skills and backgrounds for the current issues facing the Company. The Board also evaluates its effectiveness with regard to specific areas of expertise.

Director Nomination Process. Pursuant to our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee reviews the qualifications of proposed director nominees to serve on our Board and recommends director nominees to our Board for election at the Company’s annual meeting of stockholders. The Board proposes a slate of director nominees to the stockholders for election to the Board, using information provided by the Nominating and Corporate Governance Committee.

In certain instances, a third party may assist the Nominating and Corporate Governance Committee or the Board in identifying potential director nominees. The Nominating and Corporate Governance Committee also considers potential nominations for director provided by the Company’s stockholders and submits any such suggested nominations, when appropriate, to the Board for approval. Stockholder nominees for director are evaluated using the same criteria described above. Stockholders wishing to recommend persons for consideration by the Nominating and Corporate Governance Committee as nominees for election to the Board can do so by writing to the Office of the Corporate Secretary, Medifast, Inc., 3600 Crondall Lane, Suite 100, Owings Mills, Maryland 21117 and providing the information and following the additional procedures set forth in the Bylaws, which are described in “Stockholder Proposals and Nominations for Director” in this Proxy Statement.

Executive Committee

The present members of the Executive Committee are Michael C. MacDonald (Chairman), Jeffrey J. Brown, and Carl E. Sassano.

The Executive Committee has all of the authority of the Board of Directors, except with respect to certain matters that by statutes may not be delegated by the Board of Directors. The Executive Committee may meet periodically during the year to develop and review strategic operational and management policies for the Executive Committee. The Executive Committee did not hold any meetings during fiscal 2015.

Special Mergers & Acquisitions Committee

The present members of the Special Mergers & Acquisitions Committee are Kevin G. Byrnes (Chairman), Jeffrey J. Brown, Charles P. Connolly, and Glenn W. Welling.

The Special Mergers & Acquisitions Committee is responsible for reviewing and overseeing all mergers, acquisitions, investment transactions and similar transactions being considered by the Company, and making recommendations to the Board.

The Special Mergers & Acquisitions Committee operates under the Mergers & Acquisitions Committee Charter adopted and approved by the Board. A copy of the charter can be obtained from the Company’s website (https://ir.medifastnow.com/ ) or by sending a request to the Office of the General Counsel, Medifast, Inc., 3600 Crondall Lane, Suite 100, Owings Mills, Maryland 21117.

BOARD’S ROLE IN RISK MANAGEMENT

The Company takes a comprehensive approach to risk management and believes risk can arise in every decision and action taken by the Company, whether strategic or operational. The Company, therefore, seeks to include risk management principles in all of its management processes and in the responsibilities of its employees at every level. Our comprehensive approach is reflected in the reporting processes, by which our management provides timely and comprehensive information to the Board, to support the Board’s role in oversight, approval, and decision-making.

The Board closely monitors the information it receives from management and provides oversight and guidance to our management team concerning the assessment and management of risk. The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

Our senior executives provide the Board and its committees with regular updates about the Company’s strategies and objectives, and the risks inherent within them at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues with management. The Board and committees call special meetings when necessary to address specific issues. In addition, our directors have access to Company management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board meetings to provide additional insight into items being discussed, including risk exposures.

The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of the Company’s goals, strategies, and policies.

CODE OF CONDUCT AND BUSINESS ETHICS AND CORPORATE GOVERNANCE GUIDELINES

Our Board has adopted a corporate Code of Conduct and Business Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Corporate Governance Guidelines, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Conduct and Business Ethics and Corporate Governance Guidelines are available on our website at https://ir.medifastnow.com/ by following the links through “Investor Relations” to “Corporate Governance.”

Any amendment to, or waiver from, a provision of the Company’s Code of Conduct and Business Ethics with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer, or controller will be posted on the Company’s website, (https://ir.medifastnow.com/).

DIRECTOR MEETINGS AND ATTENDANCE

In 2015, our Board convened 10 times, including six telephonic meetings, and our Board Committees held the following number of meetings: (i) Audit Committee — four meetings; (ii) Compensation Committee — five meetings; (iii) Nominating and Corporate Governance Committee — seven meetings; (iv) Executive Committee — zero meetings; and (v) Special Mergers & Acquisitions Committee — zero meetings.

Under our Corporate Governance Guidelines, directors are expected to regularly attend Board meetings and meetings of the Board committees on which they serve in person or by conference telephone, and all directors are expected to attend the Company’s annual meeting of stockholders. All but two of the ten directors serving at the time of the 2015 Annual Meeting of Stockholders attended the 2015 Annual Meeting of Stockholders on June 17, 2015. All of our current directors attended all of the meetings of the Board and the Board committees on which they served in 2015.

DIRECTOR COMPENSATION

The non-employee directors of Medifast receive an annual stock and stock option grant for their service on the Board. In February 2015, each non-employee director received 5,000 stock options. Directors who joined the Board mid-year in 2015 were granted 2,500 stock options. Stock options are granted at the February meeting of the Board, and in September to directors who joined the Board mid-year in 2015, and vest over a three year term. In Fiscal 2015, directors were given the opportunity to receive either 1,250 restricted shares and a quarterly cash retainer of $5,000, or 750 restricted shares and a quarterly cash retainer of $7,500, at their election. Each of our non-employee directors other than Rev. Reilly elected to receive the larger amount of restricted shares. The number of restricted shares was increased to 1,350 for Mr. Bondroff for his role as the Lead Director prior to June 2015, and reduced to 625 for directors who joined the Board mid-year in 2015 (675 for Mr. Brown for his role as the Lead Director after June 2015). The restricted shares were granted at the February meeting of the Board (or the September meeting of the Board, for directors who joined during 2015) and vest on January 1, 2017. Each non-employee director also received between $500 and $4,000 for attending a quarterly committee meeting (depending on the committee and the position held).

Due to the retirement of Mr. Barnum and Mr. Reece, all stock awards and options held by Mr. Barnum and Mr. Reece accelerated and vested as of March 31, 2015. The unvested portion of the restricted share awards granted to Messrs. McDaniel and Bondroff, Rev. Reilly, and Sr. Maguire during 2014 accelerated and vested due to their departure from the Board, and the restricted share awards granted during 2015 and all unvested stock options were forfeited as of July 13, 2015.

The following table contains information concerning the compensation of our non-employee Directors during 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Harvey C. Barnum (3)	23,125	9,938	17,934	50,997
Barry B. Bondroff (4)	27,281	42,593	80,394	150,268
Jeffrey J. Brown (5)	18,500	19,298	30,039	67,837
Kevin G. Byrnes	39,281	39,438	80,394	159,113
Charles P. Connolly	36,281	39,438	80,394	156,113
Constance J. Hallquist (5)	12,000	17,869	30,039	59,908
Jorgene K. Hartwig (5)	12,500	17,869	30,039	60,408
Catherine T. Maguire (4)	13,688	39,438	80,394	133,519
John P. McDaniel (4)	22,281	39,438	80,394	142,113
Jerry D. Reece (3)	22,781	9,938	17,934	50,654
Rev. Donald F. Reilly, O.S.A. (4)	18,500	23,663	80,394	122,557
Carl E. Sassano	38,281	39,438	80,394	158,113
Scott D. Schlackman (5)	13,500	17,869	30,039	61,408
Glenn W. Welling (5)	12,500	17,869	30,039	60,408

(1)         Amounts are calculated based on the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718, “Stock Compensation,” excluding the effect of estimated forfeitures. The assumptions and methodologies used to calculate these amounts are discussed in Note 2 to our Consolidated Financial Statements included in the Company’s Annual Report. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our employees is recognized over the vesting periods of the applicable rewards.

(2)         Amounts are based on the aggregate grant date fair value of the option awards, computed in accordance with FASB ASC Topic 718.

(3)         Harvey C. Barnum and Jerry D. Reece retired from the Board effective June 17, 2015.

(4)         Barry B. Bondroff, Catherine T. Maguire, John P. McDaniel and Rev. Donald F. Reilly, O.S.A. did not stand for reelection to the Board in 2015, and departed from the Board on June 17, 2015.

(5)         Jeffrey J. Brown, Constance J. Hallquist, Jorgene K. Hartwig, Scott Schlackman and Glenn W. Welling were elected to the Board at the 2015 Annual Meeting.

Our non-employee directors held the following outstanding awards as of December 31, 2015:

Name	Outstanding Restricted Stock Awards (#)	Outstanding Stock Option Awards (#)
Harvey C. Barnum	-	6,250
Barry B. Bondroff	-	-
Jeffrey J. Brown	675	2,500
Kevin G. Byrnes	2,000	7,917
Charles P. Connolly	2,000	10,000
Constance J. Hallquist	625	2,500
Jorgene K. Hartwig	625	2,500
Catherine T. Maguire	-	1,666
John P. McDaniel	-	1,666
Jerry D. Reece	-	6,250
Rev. Donald F. Reilly, O.S.A.	-	1,666
Carl E. Sassano	2,000	6,458
Scott D. Schlackman	625	2,500
Glenn W. Welling	625	2,500

EXECUTIVE OFFICERS

Except for Michael C. MacDonald, who is also a director of the Company, the biographical information of the Company’s executive officers is below.

Timothy G. Robinson, CPA, age 53, has served as the Company’s Chief Financial Officer, since February 2013. Prior to joining the Company, Mr. Robinson was Vice President, Business Operations for Canon Business Solutions, Inc., from 2008 to 2013, where he served as a key member of the executive team for this national office products subsidiary of Canon U.S.A. From 1995 to 2008, Mr. Robinson was Vice President, Finance & Administration for Canon Business Solutions-East, Inc. Mr. Robinson was Controller of Dupli-Fax, Inc. from 1989 to 1995 and was a Senior Emerging Business Consultant for Deloitte & Touche from 1985 to 1989. Mr. Robinson received his Bachelor of Science degree in accounting from Villanova University.

Jason L. Groves, Esq., age 45, has served as the Company’s Executive Vice President and General Counsel since November 2011, and Corporate Secretary since June 2015. Mr. Groves was also a director of the Company from 2009 to 2015 and served as a member of the Executive Committee. Prior to joining Medifast in November 2011, Mr. Groves served as Assistant Vice President of Government Affairs for Verizon Maryland, since 2003. Mr. Groves is also a United States Army veteran. He was a direct commissioned Judge Advocate in the United States Army Judge Advocate General’s Corp (“JAG”). As a JAG Officer, he practiced law and had the distinction of prosecuting criminal cases in the District Court of Maryland as a Special Assistant United States Attorney. Over the course of three years, he received two Army Achievement Medals, and one Army Commendation Medal. Mr. Groves also sits on several non-profit boards including Anne Arundel Medical Center and the Maryland Hospital Association. Mr. Groves received his Bachelor of Science degree, cum laude, in Business with a concentration in Hospitality Management, from Bethune-Cookman University. He also obtained his juris doctorate from North Carolina Central University School of Law and is a member of the New Jersey and District of Columbia bars as well as several bar associations.

Mehrnaz Mona Ameli, age 45, is the President of Take Shape For Life and is responsible for providing day-to-day leadership and direction to Take Shape for Life in order to optimize performance and profitability. Ms. Ameli’s focus is on helping to develop and implement effective and creative plans for the long-term growth of the business and providing leadership, direction, and coaching to Field Marketing, Field Operations, and Field Business development. She is also responsible for driving TSFL’s strategic initiatives while insuring their alignment with Medifast’s overall strategic goals.

Ms. Ameli brings over 20 years of progressive and successful executive leadership, management, and cross functional international expertise in the direct selling industry covering all major regions of the world: North America, Western and Eastern Europe, Middle East, Asia Pacific and Latin America. Before joining Medifast, Ms. Ameli held the role of General Manager, United States Division of Belcorp, the ninth largest direct selling company in the world with $2B in sales across 15 markets. Prior to joining Belcorp, Ms. Ameli was the Vice President of Marketing & Business Development at CGT in California where she managed the development and execution of their business strategy, market segmentation, branding, and budget and product portfolio. In addition, Ms. Ameli has had leadership positions at Shaklee Corporation, Natural Alternatives International, and Herbalife.

Ms. Ameli has a proven track record of results-driven leadership in opening new markets as well as growing and enhancing sales and profitability for both established companies as well as start-ups. Her expertise in building multi-national consumer packaged goods brands, developing new products, and expanding new business units internationally with a special focus in the direct-to-consumer and direct selling industries makes her a valuable addition to the Medifast Team.

Ms. Ameli serves on the Direct Selling Association Diversity Council and was honored in 2012 as one of the most influential women in the direct selling industry by Direct Selling News. She earned her Diploma of Economics and Master of Business Management from the University of Paris - Dauphine.

Brian Kagen, age 43, has served as the Company’s Executive Vice President & Chief Marketing Officer since August 2012. Prior to this he served as the Company’s Executive Vice President, Marketing, Sales & Business Development since June 2011. In his current role, Brian oversees all marketing across the organization, driving day-to-day execution and initiating long-term plans to build awareness, drive revenue and profit growth all while working to expand the Medifast brand. Brian’s responsibilities include brand strategy, product marketing, channel management, creative services, pricing and promotion, consumer insights, public relations, social media, and marketing communications. Brian came to Medifast in June 2011 after a 14-year career with Fortune 500 Company, Stanley Black & Decker, where he held the position of Global Vice President of Marketing. In this position, Brian was charged with leadership for the company’s largest consumer products business segment. Brian received his BA from the University of Pennsylvania and his MBA from the Sellinger School of Business at Loyola University of Maryland where he serves as a guest lecturer. Brian is a graduate of Leadership Baltimore County and is active in the community as a youth football and basketball coach.

Joseph Kelleman, age 61, is the Vice President of Finance, Corporate Controller. Mr. Kelleman joined Medifast as Director of Finance – Supply Chain in February 2012 with over 30 years of experience in finance at Stanley Black & Decker, Inc. Prior to joining Medifast, Mr. Kelleman was the Global Operations Controller – CDIY Business at Stanley Black & Decker, Inc. from 2010 to 2012. From 2009 through 2010, Mr. Kelleman held the position of Director of Finance – Asian Operations having financial oversight for all Power Tool manufacturing in Asia and the global sourcing operations for the Company. From 2001 to 2009, Mr. Kelleman held the position of Director of Finance for the North American Power Tool Commercial Operations of Black & Decker and prior to that role held numerous positions of increasing responsibility over his career within the company. Mr. Kelleman received his BS Degree in Accounting from Mount St. Mary’s University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (“CD&A”)

Introduction

This Compensation Discussion and Analysis discusses our 2015 compensation program as it relates to our “named executive officers.” For 2015, our named executive officers are:

➢	Michael C. MacDonald – our Chief Executive Officer and Chairman of the Board
➢	Timothy G. Robinson – our Chief Financial Officer
➢	Margaret E. Sheetz – our President and Chief Operating Officer
➢	Brian Kagen – our Executive Vice President, Chief Marketing Officer
➢	Mehrnaz Mona Ameli – our President of Take Shape for Life

Executive Summary

2015 was a challenging year in our industry as well as in the larger market. Our net revenue from continuing operations declined in 2015, including a 2% decline in Take Shape For Life revenue compared to 2014 revenue. However, our earnings for 2015 were in-line with our revised annual guidance, due to our continued ability to generate leverage across our business model and effectively manage our expenses. In December 2015, our Board determined that it would be appropriate to distribute a portion of our excess cash to our stockholders, and initiated a quarterly dividend. Accordingly, a cash dividend of $0.25 was paid in February 2016 on all of our common shares held as of December 28, 2015.

The membership of our Board went through significant changes during 2015 in connection with our entry into the Cooperation Agreement, as we welcomed five new directors and eight directors left the Board. Our Compensation Committee has two new members, Mr. Schlackman and Mr. Welling, who have brought their own experiences to the Compensation Committee.

During 2015, we remained focused on attracting, retaining, and motivating highly qualified executives, and aligning their interests with the interests of our stockholders, but also continued our assessment of our executive compensation programs with the input of our new Compensation Committee. This assessment has resulted in several positive changes to our executive compensation programs during 2015 and the first half of 2016, and we expect that we will continue to make changes to our programs to further achieve our compensation goals. The following is a summary of compensation actions taken during 2015, and during the first half of 2016.

Compensation Actions in 2015 and 2016

•	Share ownership guidelines were adopted, requiring our executives and non-employee directors to hold shares of stock with a certain specified value.
•	A clawback policy was adopted that applies to our current and former executives.
•	We adopted an anti-pledging policy that prohibits our executives and non-employee directors from pledging our stock as collateral for a loan or holding our securities in a margin account (with an exception for current pledges of stock).
•	A new compensation consultant was engaged as of February 2016, who will assist our Compensation Committee with a review of executive compensation programs.
•	No new awards of restricted shares were granted to any of our named executive officers.

In addition to the above actions, we have continued our policies which are what we consider to be our ongoing “best practices” with respect to compensation.

Compensation Best Practices

•	We do not provide excessive perquisites to our executives.
•	Our executives will not be entitled to tax gross-ups under section 4999 of the Internal Revenue Code of 1986, as amended, if there is a change in ownership or control of Medifast.
•	We do not provide supplemental retirement benefits to our executives.
•	We do not have employment agreements with our executives.
•	We provide only limited severance benefits to our CEO and CFO.
•	Approximately 83% of the target compensation for our CEO in 2015 was based on company performance or the performance of our stock.

•	The 2012 Share Incentive Plan (the “2012 Plan”) prohibits repricing of underwater stock options without stockholder approval, includes a double trigger in the event of a Change in Control, and provides that dividends paid on performance-based restricted shares will only be paid at the time and to the extent the underlying restrictions lapse.

Stockholder Outreach

The Compensation Committee considers a number of perspectives to ensure our executive compensation program continues to be market competitive, tax efficient and generally consistent with best practices, while remaining aligned with stockholder interests. For example, the Compensation Committee carefully considers the opinions provided by proxy advisors such as ISS and Glass Lewis. In addition, our senior management met with stockholders that account for approximately 50% of our stockholders other than passive funds or insiders in 2015, none of whom expressed concerns regarding our executive compensation plans or our Chief Executive Officer’s compensation. The Compensation Committee believes this engagement with stockholders, as well as factoring in the input of shareholder advisory groups, in formulating the design of our programs disclosed herein, are sound governance practices.

Consideration of 2014 “Say on Pay” Advisory Vote Results

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we held a “say on pay” advisory vote on executive compensation at our annual meeting of stockholders in 2014. At that meeting, only 28% of our stockholders voted in favor of our executive compensation proposal. Following our “say on pay” advisory vote, we conducted an in-depth review of our compensation policies and programs, considered concerns that were previously raised by our stockholders and proxy advisors, and have adopted several new policies to promote good governance and an alignment of the interests of our executives with our stockholders. Our new Compensation Committee continued this review during 2015 and the beginning of 2016. Since our 2014 say-on-pay vote, our Compensation Committee has taken the following actions:

•	Engaged a new compensation consultant, Frederic W. Cook & Co., Inc., who will assist with the development of our compensation program for 2016.
•	Updated our peer group to be used when making 2016 compensation decisions, in order to have a broader group of peers in our industry that is similar to our size and recruits from the same pool of talent.
•	Adopted stock ownership guidelines that apply to our executive officers and non-employee directors.
•	Adopted a clawback policy that applies to our current and former executive officers.
•	Adopted an anti-pledging policy that applies to our executives and non-employee directors (with an exception for current pledges of stock).
•	Amended our 2012 Plan to provide for a double-trigger in the event of a Change in Control on future grants of equity and equity-related awards.
•	Amended our 2012 Plan to provide that dividends paid on performance-based restricted shares will only be paid at the time and to the extent the underlying restrictions lapse.

We are striving to ensure that our executive compensation program adequately represents our compensation philosophy, described below. Our next “say-on-pay” advisory vote on executive compensation will be held at our annual meeting of stockholders in 2017.

Compensation Philosophy

In today’s rapidly changing marketplace, it is important to locate and secure the talented individuals who will be able to steer our company to long-term success and to provide positive returns for our stockholders. Our executive compensation program is designed to attract, retain, and motivate these highly qualified executives, and to align their interests with the interests of our stockholders.

➢	Attract : We compete with other companies in our industry for talent, and many of these companies are much larger and have higher revenues. We offer our executives competitive compensation packages so that we can attract the talent needed to deliver quality results, and position our company to succeed now and into the future.

➢	Retain : A stable management team benefits our strategic long-term goals, and ensures that we are managed by executives who have a deep knowledge and understanding of our company and the ability to make well informed decisions. We retain our executives by providing them competitive on-going pay packages, and tying a portion of their compensation to their long-term service with the company.

➢	Motivate : We believe in pay for performance. A large percentage of our executives’ compensation is based on our performance. The only fixed element of compensation for our executives is base salary, with the remainder of compensation based on our financial performance (our executive cash bonus plan and performance-based deferred shares) and the value of our stock (the retention awards granted to our senior executives periodically, stock options granted to our Executive Vice Presidents annually, and performance-based deferred shares). Placing the value of a portion of our executives’ pay at risk ensures that our executives will work to achieve our stated business objectives and create stockholder value.

➢	Align Interests with Stockholder Interests: It is vital for our executives to make decisions that will create positive results for our stockholders. We believe that the best way to ensure our executives understand the pressing concerns of stockholders is for our executives to be stockholders themselves, and to have a meaningful proportion of their compensation paid in shares. Since the value of the executive’s compensation is dependent on our share price, the executive is motivated to increase long-term company value. Our executives are also required to own shares with a value equal to a multiple of base salary during the period that they are executives at Medifast, which ensures that our executives’ interests remain aligned with stockholder interests.

Pay for Performance

Executive compensation at Medifast is focused on executive performance keyed to results. We provide fair and equitable compensation to our executives by combining conservative base pay, annual incentive awards paid based on our performance (consisting of both cash and performance-based deferred shares), and stock-based long-term incentives. The Compensation Committee has designed our executive compensation program so that performance-based and other variable pay elements (annual incentive awards and equity-based awards) constitute a significant portion of the targeted annual compensation that each executive is eligible to earn during the year. The total amount of compensation each executive could receive with respect to a fiscal year is variable based on our performance, which motivates our executives to focus on creating value for our stockholders.

The following charts demonstrate that these performance-based and variable pay elements comprised at least 80% of the targeted annual compensation for the Chief Executive Officer, 80% of the targeted annual compensation for the Chief Operating Officer/President, and 70% of the targeted annual compensation for the Chief Financial Officer.

For purposes of these charts, “fixed” compensation is the executive’s base salary, and “variable” is a combination of the target cash bonus, the grant date fair value of the deferred shares granted in connection with 2015 performance (assuming performance at the target level), and the grant date fair value of the portion of the restricted share awards that our CEO, President and CFO each received in 2013 and 2014 that were scheduled to vest during 2015. We have included the grant date fair value of the restricted share awards granted in 2013 and 2014 that vested during the 2015 because this is the amount the Compensation Committee took into consideration for compensation planning purposes when it granted the restricted share awards.

Realized Compensation

The amounts included in the Summary Compensation Table are calculated based on SEC regulations and do not reflect the actual amounts that our named executive officers will receive during the year. The amounts included in the Summary Compensation Table are particularly misleading in the years that restricted share awards are granted to our named executive officers, since the full grant date fair value of the awards are reported in the year of grant, and we have not historically granted restricted share awards to our named executive officers on an annual basis. Instead, we have historically made one-time grants of restricted share awards that vest over a long vesting period. As a result, our Summary Compensation Table is required to show a larger “total compensation” in the year in which a restricted share award is granted, and lower “total compensation” in the years in which no such awards are made. It is our intent to grant future equity awards on an annual basis rather than as larger front-loaded awards, and we do not intend to make such front-loaded awards except under unusual circumstances, such as the stock buy-out/hire of a new executive. To illustrate the disconnect between the amounts reported in the 2015 Summary Compensation Table and the actual amounts realized by our CEO, the table below shows the amounts realized by our CEO, Michael MacDonald, in the applicable year, and the amount reported in the 2015 Summary Compensation Table.

Realized Compensation

The amounts in the “Summary Compensation Table” columns are as reported in the Total column of the 2015 Summary Compensation Table. The amounts in the “Realized Compensation” column include (a) base salary, (b) actual cash bonus earned for the applicable year, (c) the value on vesting of deferred shares that vest and are paid during the applicable year (which relate to performance in the prior year), (d) the value on vesting of restricted shares that vest during the year, (e) the value realized from the exercise of stock options during the year, and (f) all other compensation paid (or earned) during the applicable year (which is included in the “All Other Compensation” column of the Summary Compensation Table for the applicable year). The Summary Compensation Table amounts for 2013 and 2014 reflect the re-grant of certain restricted share and deferred share awards in 2014. The “Realized Compensation” column for 2013 has been updated from the total as reported in our 2015 proxy statement to correct an internal error

As illustrated above, the amounts in the “Summary Compensation Table” columns are greater than the “Realized Compensation” columns for 2013 and 2014, when our CEO received large grants of restricted stock, while the “Summary Compensation Table” column for 2015 is lower than the “Realized Compensation” column for 2015, when we did not grant large awards to our CEO but a portion of his prior awards vested.

CEO Compensation and Company Results

Our focus on pay for performance can best be demonstrated through a comparison of our total stockholder return and our CEO’s realized pay over the same period. Our one and three-year total stockholder return are approximately (9)% and 16%, respectively. The realizable pay for our CEO is directly linked to the value of our stock and to the positive returns for our stockholders. Due to the increase in the value of our stock since his hiring in 2012, our CEO’s realized compensation for this period has increased as well. Our CEO’s realized compensation decreased in 2015 due to the decrease in our stock price. This decrease illustrates the link between our stockholders’ interests and the interests of our CEO.

To demonstrate the linkage between CEO pay and Company performance, the chart below compares our CEO’s realized pay (as disclosed above) for the last three fiscal years to our total stockholder return for that period. The total stockholder return is based on the amount that a stockholder would have at the end of each fiscal year, assuming $100 was invested in the beginning of 2013.

How Compensation Decisions are Made

Role of Compensation Committee

The Compensation Committee is responsible for developing and approving the executive compensation program for all executive officers, including the named executive officers, and for reviewing, approving and, where appropriate, recommending to the full Board for approval, our incentive compensation and equity-based plans. The Compensation Committee is also responsible for the creation and periodic review of the overall executive compensation philosophy, the analysis and assessment of any material risk to the Company related to our compensation programs, and the determination of the components and levels of executive compensation.

Role of Management

The Compensation Committee works closely with members of our management team in designing our executive compensation programs, including Mr. MacDonald, our CEO, and Mr. Robinson, our CFO and Jeanne City, Executive Vice President, Human Resources. Our management team evaluates the performance of our executives (other than our CEO), and makes recommendations as to the compensation levels of our executives and the goals for our short-term incentives. The advice of our management is important in order for the Compensation Committee to design compensation programs that align to corporate goals and our strategic direction. All compensation decisions are made by the Compensation Committee in its sole discretion.

Role of Compensation Consultants and Survey Data

Since 2013, the Compensation Committee has engaged an independent executive compensation consultant firm, Keating Advisors, LLC. (“Keating”), to advise and make recommendations regarding Medifast’s executive compensation program. During 2015, Keating conducted an overall executive compensation review to determine whether our executives are being compensated appropriately in comparison to our peers, and reviewed our peer group to determine whether changes would be needed. The Compensation Committee has evaluated the independence of Keating and concluded that no conflict of interest exists that would prevent Keating from independently advising the Compensation Committee. Keating does not provide services to Medifast other than as the independent consultant to the Compensation Committee.

In addition to advice provided by Keating, the Compensation Committee utilized the following materials, along with other resources and tools, to render compensation decisions for 2015: (i) surveys and reports of executive compensation paid by other public companies with characteristics similar to ours and (ii) professionally published surveys from Towers Watson, WTPF Compensation Survey, Direct Selling Association Management Compensation & Benefits Survey, Economic Research Institute Salary Assessor, and HRA-NCA. These materials and other resources help to provide us with solid benchmarks for each component of our executive compensation package as well as a general understanding of best practices of companies in our industry who are competing for with us for top talent.

In February 2016, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. FW Cook will undertake a review of all of Medifast’s executive compensation programs and propose changes. The Compensation Committee has evaluated the independence of FW Cook and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee. FW Cook does not provide services to Medifast other than as the independent consultant to the Compensation Committee.

Use of Peer Group

The Compensation Committee measures the total direct compensation (which includes base pay, annual cash and stock-based incentives and stock-based long-term incentives) of each executive against other organizations in the general weight-loss industry. There is a wide variety of diet products and programs which comprise the weight loss industry, which include a wide variety of commercial weight loss programs, pharmaceutical products, weight loss books, self-help diets, dietary supplements, appetite suppressants and meal replacement shakes and bars. Some of our competitors are substantially larger than we are, and have considerably greater financial resources than we have. Our ability to remain competitive depends, in significant part, on our success in recruiting and retaining executive leadership with an attractive compensation package. The Company targets total direct compensation for each executive near median for organizations in the general weight-loss industry, with the mix of pay (base pay, annual cash incentives and long-term incentives) designed to reflect a strong bias towards pay for performance by placing a majority of target compensation at risk.

Each year, the Compensation Committee compares the total direct compensation for our executives to compensation paid by an industry peer group approved by the Compensation Committee. The criteria used to identify the peer group were: (1) industry — Medifast competes for talent with other healthy living and wellness companies and general weight-loss industry companies of similar and larger size; and (2) financial scope — our management talent should be compensated similar to that of companies of a similar and larger size in terms of revenues.

For 2015, the peer group was comprised of the following five corporations. The peer group revenue range is from $214 million to $4.9 billion.

•	NutriSystem Inc.
•	Nutraceutical, Inc.
•	Herbalife Ltd.
•	USANA Health Sciences, Inc.
•	Weight Watchers International Inc.

During 2015, the Compensation Committee engaged Keating to review the peer group and determine if any companies should be included or removed in order to provide us with a more focused peer group. Following this review, the Compensation Committee adopted a revised peer group, which includes the following 13 corporations. The revised peer group revenue range is from $285 million to $1.5 billion.

•	Blyth, Inc.	•	Omega Protein Corporation
•	Boulder Brands, Inc.	•	Primerica, Inc.
•	Elizabeth Arden, Inc.	•	Seneca Foods Corp.
•	Inventure Foods, Inc.	•	Synutra International
•	Nature’s Sunshine Products, Inc.	•	USANA Health Sciences, Inc.
•	Nu Skin Enterprises, Inc.	•	Weight Watchers International Inc.
•	Nutrisystem Inc.

The revised peer group was used by the Compensation Committee during 2015 when it began to develop our executive compensation program for 2016. However, prior to the finalization of our 2016 executive compensation program, with the assistance of FW Cook, the Compensation Committee developed a new peer group that is closely tailored in size and industry to Medifast, which will be used in the future. The new peer group, which includes the following 13 corporations, has a revenue range from $186 million to $1.1 billion.

•	Elizabeth Arden, Inc.	•	Nutraceutical International
•	Farmer Brothers Co.	•	Nutrisystem, Inc.
•	Inter Parfums	•	Omega Protein Corporation
•	Inventure Foods, Inc.	•	Synutra International
•	Jamba	•	USANA Health Sciences, Inc.
•	Lifevantage Corp.	•	Weight Watchers International Inc.
•	Nature’s Sunshine Products, Inc.

The Compensation Committee will continue to review this peer group with FW Cook to ensure that the peer group continues to be appropriate.

Elements of Executive Compensation

Our executive compensation program has three main elements: base salary, annual incentive bonus (cash and equity), and long-term equity awards.

Base Salary

Base salary is the only element of fixed compensation that we provide to our executives. Our base salary determinations principally reflect the skills and performance levels of our individual executives, the needs of the Company, and pay practices of comparable public companies within the general health and wellness diet industry.

It is not our policy to pay our executive officers at the highest base salary level. Instead, we establish executive base salaries below the midpoint level relative to our peers. The Compensation Committee evaluates our executives’ base salaries on an annual basis and asks for input and recommendations from the CEO and CFO and then considers (i) the particular executive’s role and responsibilities; (ii) his or her level of performance, achievements, and contributions to the Company; (iii) current market data and salary levels for such executive’s particular position; and (iv) the total compensation paid to such executive. We believe this policy sets a prudent and fiscally responsible tone for the Company’s overall base salary compensation program.

The Compensation Committee reviewed the base salary of each named executive officer and determined that the base salaries are generally in line with the general market. Each of our named executive officers (other than Ms. Ameli) received a 3% cost-of-living increase in base salary, effective January 1 2015. Ms. Ameli did not receive a salary increase due to her hiring in November 2014. Base salary for 2015 for each named executive officer is illustrated below:

Name	2015 Base Salary
Mr. MacDonald	$654,462
Mr. Robinson	$327,231
Ms. Sheetz	$436,308
Ms. Ameli	$315,000
Mr. Kagen	$274,392

Annual Incentive Bonus

Our annual incentive bonus awards are paid to participants in a combination of cash and performance-based deferred shares. These bonus awards principally reflect the Company’s financial performance and achievement of corporate objectives approved by our Board. The executive cash bonus plan and the performance-based deferred share awards are designed to reward our executives for the achievement of shorter-term financial goals, predominantly revenue, profitability, and cash flow. In consultation with the Chairman and CEO, the Compensation Committee evaluates, adjusts and approves the target cash bonus and the amount of deferred shares to be granted to each executive officer. In determining the target amounts for each executive, the Compensation Committee and the Chairman and CEO consider each executive’s contribution to current and long-term corporate goals, and value in the labor market.

The financial targets for the annual cash and equity incentives are set based on the annual budget approved by the Board during the first quarter of 2015, and are intended to reward executives if the financial performance projections are met.

For 2015, the financial targets were based on corporate revenue, income before tax, and cash flow. The performance targets were the same for both the cash and the deferred share components of the annual incentive bonus. However, as discussed below, the deferred shares have an additional service requirement, and only vest if the executive remains employed for an additional year after the end of the performance period.

The Compensation Committee set the target for pre-tax profit at $34.0 million, the target for corporate revenue at $300.0 million, and net increase in cash and cash equivalents at $23.7 million (excluding adjustments from/to investment accounts, treasury stock repurchases and change in year over year deferred income tax, and income tax payable balances versus last year). The Compensation Committee set the revenue target for the Take Shape For Life business unit at $210.5 million. The target performance level is set to promote solid performance in line with our budget for the year. These financial targets exclude discontinued operations and extraordinary legal expenses incurred in connection with Schedule 13D filings. The executive is eligible to receive an amount greater than the target if performance is greater than the target level. The components of the incentive plan outlined below are in place to focus the organization towards achieving growth/improved market share, shareholder value, and the effective use of cash.

The financial targets for annual cash and equity incentives are divided into three components as follows:

•	Corporate Revenue : 25% of the total target payout is based on the achievement of our corporate revenue target. For 2015, the corporate revenue target was $300.0 million in net revenue.

•	Income Before Tax (“IBT”) : 50% of the total target payout is based on a pre-tax profit target of $34.0 million.

•	Cash Flow : 25% of the total target payout is based on an increase in cash and cash equivalents of $23.7 million. Cash flow is defined as total cash generated adjusted for treasury stock repurchases, and the change in year over year deferred income tax and income tax payable year end balances versus last year, or adjustments from/to investment accounts.

For certain executives, including Ms. Ameli, whose position primarily focuses on one division or business unit, a portion of the annual cash incentive award for 2015 was based on the revenue of the division or business unit. For 2015, 40% of Ms. Ameli’s annual cash incentive was based on the company-wide financial targets set forth above, and the remaining 60% was based on the revenue of the Take Shape For Life business unit. The performance-based deferred share component of Ms. Ameli’s 2015 annual incentive bonus was based on the company-wide financial targets alone.

Each performance goal was assigned a target, as described above, along with a threshold level and a maximum level, which increase or decrease the payout for executives. The financial targets, along with the threshold and maximum level for each of these goals, and the actual performance are set forth below.

Goal	Percentage of Total Bonus Payout	Threshold	Target	Maximum for EVPS	Maximum for CEO, President and CFO

Net Revenue	25%	$280.0 million	$300.0 million	$322.5 million	$332.5 million

Income Before Tax (1)	50%	$30.3 million	$34.0 million	$38.8 million	$41.1 million

Net Increase in Cash and Cash Equivalents (2)	25%	$21.3 million	$23.7 million	$26.9 million	$28.4 million

(1)        Income Before Tax, for purposes of determining payouts under the executive cash bonus plan, may be adjusted for certain non-recurring items as approved by the Compensation Committee.

(2)        Defined as total cash generated adjusted for treasury stock purchases and the change in year over year deferred income tax and income tax payable year end balances, versus 2014 or adjustments from/to investment accounts.

For Ms. Ameli, 40% of the cash incentive was based on the Net Revenue, Income Before Tax, and Net Increase in Cash and Cash Equivalents targets, and 60% of the cash incentive was based on the Take Shape For Life Revenue threshold and target levels set forth below. As discussed below, performance over the target level would not result in a high cash incentive for Ms. Ameli.

Goal	Threshold	Target
Take Shape For Life Revenue	$196.4 million	$210.5 million

To the extent that the actual performance with respect to a performance goal is above or below the target, the portion of the bonus attributable to that performance goal is increased or decreased accordingly. After the end of the fiscal year, our Compensation Committee reviews our financial results, and determines the final achievement of each of the performance goals and the actual bonus amount that was earned and is payable to each of our executives. The Compensation Committee has the discretion to increase or decrease the award payable to any executive in its sole discretion, based on the Compensation Committee’s assessment of that executive’s individual performance during the year.

At the beginning of 2016, our Compensation Committee reviewed Medifast’s performance during 2015 against the performance goals set forth above. The actual results with respect to 2015 performance are set forth in the table below:

Goal	Actual Performance (In Millions)
Net Revenue (Medifast)	$272.8
Net Revenue (Take Shape For Life)	$202.2
Income Before Tax (1)	$20.9
Net Increase in Cash and Cash Equivalents (1)	$26.9

(1)     Income Before Tax and Net Increase in Cash and Cash Equivalents were adjusted to exclude discontinued operations and extraordinary legal expenses related to the Cooperation Agreement and extraordinary legal expenses incurred in connection with Schedule 13D filings.

Cash Component

The target incentive cash bonus amount for each of our named executive officers for 2015 is set forth below, along with the minimum amount they were entitled to, the maximum amount that each executive would have been entitled to for above-target performance, and the actual bonus amount for 2015. The target incentive cash bonus amounts for Mr. MacDonald and Ms. Sheetz were 100% of his or her base salary, with threshold performance providing an incentive cash bonus of 50% of his or her base salary, and maximum performance providing an incentive cash bonus of 250% of his or her base salary. For Mr. Robinson, the target incentive cash bonus was 60% of his base salary, with threshold performance providing an incentive cash bonus of 30% of his base salary, and maximum performance providing an incentive cash bonus of 150% of his base salary. For Mr. Kagen, the target incentive cash bonus was 40% of his base salary, with threshold performance providing an incentive cash bonus of 20% of his base salary, and maximum performance providing an incentive cash bonus of 80% of his base salary. Ms. Ameli’s offer letter provided her an opportunity to earn a bonus of up to 50% of her base salary, which was the target level of her incentive cash bonus. Threshold performance would provide an incentive cash bonus of 25% of her base salary, but, for 2015, performance over the target level would not increase Ms. Ameli’s incentive cash bonus. This arrangement only related to 2015, and, in future years, her cash incentive bonus will be in line with the entire executive team.

Name	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Mr. MacDonald	$327,231	$654,462	$1,636,155	$499,027
Mr. Robinson	$98,169	$196,339	$490,847	$149,708
Ms. Sheetz	$218,154	$436,308	$1,090,770	$332,685
Ms. Ameli	$78,750	$157,500	$157,500	$97,650
Mr. Kagen	$54,878	$109,757	$219,514	$83,690

Performance-Based Deferred Share Component

The equity portion of our annual incentive bonus is composed of performance-based deferred shares. The performance goals and targets are the same as the goals and targets for the cash portion of the annual incentive bonus. At the end of the year, the Compensation Committee reviews our results and determines the number of performance-based deferred shares that will be deemed “earned.” The earned deferred shares are paid to the executives as restricted shares with a one year vesting period. The target number of performance-based deferred shares for each of our named executive officers for 2015 is set forth below, along with the minimum number of shares they are entitled to, the maximum number that each executive would have earned for above-target performance, and the actual amount earned with respect to 2015 performance, which will vest in full December 31, 2016.

Name	Threshold Number of Deferred Shares	Target Number of Deferred Shares	Maximum Number of Deferred Shares	Actual Number of Deferred Shares
Mr. MacDonald	7,500	40,000	80,000	22,500
Mr. Robinson	1,875	10,000	20,000	5,625
Ms. Sheetz	3,750	20,000	40,000	11,250
Ms. Ameli	500	2,500	5,000	1,431
Mr. Kagen	500	2,500	5,000	1,431

(1)	The Deferred Shares held by Ms. Sheetz were forfeited upon her resignation from the Company on April 8, 2016.

Long-Term Compensation

Our Compensation Committee provides long-term compensation to our executives in the form of equity or equity-based awards, in order to incentivize them to create stockholder value, and to align their interests with the interests of our stockholders. We generally grant these awards in the form of restricted shares or stock options, as described below. We granted only performance-based deferred shares (described above under “Annual Incentive Bonus”) and stock options to our named executive officers during 2015, and we did not grant any restricted shares to our named executive officers.

Restricted Share Awards

We have not historically made grants of restricted shares on an annual basis to our named executive officers. Instead, our Compensation Committee has generally made one-time grants of restricted shares that vest over long periods. We grant restricted shares as sign-on awards, long-term retention awards, or, in some cases, rewards for exceptional performance. We believe that these larger one-time restricted share awards with long vesting schedules assist us in retaining our executives and encourage our executives to create long-term stockholder value. We did not grant any restricted shares to any of our named executive officers in 2015.

Stock Options

Our Compensation Committee grants stock options to Ms. Ameli, as the divisional President of Take Shape For Life, and our Executive Vice Presidents, generally on an annual basis, but stock options have not been granted to our CEO, President, or CFO. The Compensation Committee determined that our CEO, President, and CFO hold adequate equity awards, as described above, to align their interests with stockholders, to retain their services, and to reward them for positive results that they have created. Stock options help us maintain a competitive level of total compensation for our Executive Vice Presidents, and are an important part of our effort to attract, retain, and motivate high-quality talent in key positions.

We grant stock options to our Executive Vice Presidents rather than restricted shares in order to incentivize them to create stockholder value and to retain their services. Stock options are granted with an exercise price equal to the fair market value of our shares on the date of grant, and have value only if the stock price increases from that date. We generally intend for our stock options to qualify as “incentive” stock options, which provide certain tax benefits for the grantee. Stock options vest 33% each year on the anniversary of the date of grant and have a term of 10 years from the date of grant. The number of stock options granted to each Executive Vice President is determined on a discretionary basis, rather than by a formula. We do not time the grant of our options to coincide with the announcement of any financial results.

Retirement Benefits

Executives may participate in the Company 401(k) retirement plans on the same terms and conditions, including Company matching provisions, as other employees.

Perquisites

It is our general practice not to provide significant perquisites or personal benefits to our executives. The Compensation Committee considers and awards reasonable perquisites or personal benefits to executives as necessary to accomplish the objectives under our compensation philosophy. In 2015, the Compensation Committee decided to provide perquisite allowances in an amount equal $10,000 net of all tax obligations. The amount of the perquisite allowance for each of our executives is set forth below. This perquisite allowance is intended to cover the basic perquisites that a typical executive would expect to receive.

2015 Perquisite Allowance
Mr. MacDonald	$15,122
Mr. Robinson	$16,759
Ms. Sheetz	$16,692
Ms. Ameli	$15,388
Mr. Kagen	$18,211

Severance Benefits

We have entered into severance agreements generally only with our senior executives, including our CEO, President, and CFO. The severance agreements contain provisions regarding severance benefits upon certain terminations of employment, including a termination by the Company without “cause” or by the executive for “good reason”. The severance benefits provided to our CEO, President and CFO under these agreements consist of one year of continued payment of base salary, the annual bonus (cash and stock) that he or she would have been entitled to receive for the year of termination if the performance goals are reached (paid at the target level at the time such bonuses are paid to other employees), and continued participation in our health and welfare plans for one year. Severance benefits provide some security for our executives during times of uncertainty, and allow them to focus their attention on leading the Company. Severance benefits are typical for executives in these senior positions in our industry, and it is necessary for us to offer such benefits in order to attract the talent needed for our success. We believe that these severance benefits are an important factor in the retention of our executives, while still remaining modest in the overall marketplace.

Our other named executive officers do not have severance agreements, and would be entitled to severance benefits only under any general severance policy that we may put in place from time to time or as are determined at the time of their termination.

Other Compensation

We do not currently provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees. In 2015, we paid health, life, and disability insurance premiums on behalf of our executives, all on the same terms as those that we provided to all of the Company’s employees.

Stock Ownership Guidelines

Our Compensation Committee discussed the implementation of equity ownership requirements and ultimately adopted stock ownership guidelines in 2016. We believe that these stock ownership guidelines will help to align the interests of our executives and non-employee directors with the interests of our stockholders by requiring our executives and non-employee directors to accumulate and maintain a significant ownership stake in our Company.

These stock ownership guidelines apply to each of our executive officers and non-employee directors. Pursuant to these guidelines, each executive officer or non-employee director is required, within five years of becoming subject to the guidelines, to own shares of our stock with a value equal to a specified multiple of the executive officer’s base salary or the non-employee director’s regular quarterly meeting fees for a year of service, as follows:

Chief Executive Officer	5x annual salary
President and Chief Operating Officer	3x annual salary
Other Executive Officers	1x annual salary
Non-Employee Directors	3x regular quarterly meeting fees for one year of service

Shares held directly by the executive officer or director will be considered in determining compliance with the guidelines, as will restricted shares, shares received upon the exercise of stock options, and shares underlying performance-based deferred shares (if the performance criteria have been satisfied), and shares held by an affiliate for the benefit of the individual. Unvested stock options will not be considered, but vested stock options will be treated as the equivalent to one half of a share.

Until the executive officer or non-employee director satisfies the ownership guidelines, he or she will be required to hold at least 50% of the shares subject to equity or equity-based awards following vesting (net of exercise price for options and taxes). If an executive officer or director fails to meet the ownership guidelines within five years of becoming subject to them, he or she will be required to continue to hold all of his or her shares of our stock, including shares subject to equity or equity-based awards following vesting, until he or she is in compliance with the guidelines

Clawback Policy

During 2016, we formalized a clawback policy that applies to all of our current and former executive officers, and any other senior executives or employees who are deemed subject to the policy by the Board. This policy provides that, in the event that we are required to prepare an accounting restatement of our financial statements due to our non-compliance with any financial reporting requirement, the Board will require reimbursement or forfeiture of all or a portion of all incentive compensation received by a covered executive during the three-year period prior to the restatement provided that, for senior executives or employees, the Board determines that the employee engaged in negligence, misconduct, wrongdoing or a violation of any of the Company’s rules or of any applicable legal or regulatory requirements in the course of such employee’s employment with the Company or a breach of fiduciary duty to the Company by the employee. In addition, if the Board determines that an executive officer has breached his or her fiduciary duties of care and loyalty, the Board may seek to recoup incentive compensation from such executive officer.

Anti-Hedging Policy

Our insider trading policy contains a strict anti-hedging policy. Our executives and directors are prohibited from engaging in hedging, monetization transactions or similar arrangements involving our stock, including short sales, margin transactions, and buying put or call options.

Anti-Pledging Policy

During 2016, we adopted an anti-pledging policy that prohibits our executives and non-employee directors from pledging our stock as collateral for a loan or holding our securities in a margin account. This policy applies to any new pledges of our securities, but any stock that is currently pledged is exempt. However, once the stock that is currently pledged is released from its pledge, the executive or director is prohibited from re-pledging the stock.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was an officer or employee while serving on the Compensation Committee during Fiscal 2015, or has ever been an officer of Medifast or its subsidiaries. No executive officer of Medifast has served as a director or a member of the Compensation Committee of another entity that has one or more executive officers who are also members of our Board or Compensation Committee.

Compensation Committee Report

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Company’s Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Based on the review and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year-ended December 31, 2015.

COMPENSATION COMMITTEE OF THE BOARD

Carl E. Sassano, Chairman

Scott D. Schlackman

Glenn W. Welling

ANALYSIS OF RISK INHERENT IN OUR COMPENSATION POLICIES AND PRACTICES

The Compensation Committee has conducted a risk assessment of all of our compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model. Based upon that review and a review by management of the Company’s internal controls, the Compensation Committee has concluded that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee based its conclusion on a variety of factors, including the following specific aspects of the Company’s compensation practices:

•	Our annual incentive compensation program is based on balanced performance metrics that promote disciplined progress towards longer-term Company goals;

•	We do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company and shareowner value;

•	At the senior management and executive levels, our compensation programs are weighted towards offering incentives that reward sustainable performance by requiring continued service to receive payment; and

•	All of our compensation awards are capped at reasonable and sustainable levels, as determined by a review of our economic position and prospects, as well as the compensation offered within our peer group and by comparable companies.

2015 Summary Compensation Table

The following table sets forth the annual and long-term compensation for the last three fiscal years of the Company’s Chairman of the Board and Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and President, the Executive Vice President and Chief Marketing Officer, and the President of Take Shape For Life. These individuals are our “Named Executive Officers” for fiscal year 2015.

Name and Principal		Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Position	Year	($)	($)	($)(1)		($)(2)	($)	($)(3)	($)

Michael C. MacDonald	2015	654,462	-	709,875		-	499,027	70,083	1,933,447
Chairman of the Board	2014	635,400	-	5,039,300	(4)	-	317,700	27,071	6,019,471
Chief Executive Officer	2013	600,000	-	1,273,900	(4)	-	675,000	12,886	2,561,786

Timothy G. Robinson	2015	327,231	-	177,469		-	149,708	30,849	685,256
Chief Financial Officer	2014	317,700	-	132,600		-	95,310	26,138	571,748
	2013	285,000	-	382,095		-	202,500	70,275	939,870

Margaret Sheetz	2015	436,308	-	354.938	(5)	-	332,685	40,143	1,164,074
Chief Operating Officer	2014	423,600	-	265,200	(6)	-	211,800	24,595	925,195
President	2013	400,000	-	1,576,900	(7)	-	450,000	8,939	2,435,839

Mehrnaz Mona Ameli	2015	315,000	-	45,148		32,158	97,650	98,258	588,214
President of Take Shape for Life

Brian Kagen	2015	274,392	-	45,148		32,158	83,690	28,041	463,429
Executive Vice President	2014	266,400	-	33,150		30,740	53,280	28,171	411,741
Chief Marketing Officer

(1)	Amounts shown represent the aggregate grant date fair value of the stock awards in the year indicated, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 2 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report. The values do not correspond to the actual value that will be recognized by the named executives at the time such awards vest. With respect to the award of performance-based deferred shares to each of our named executive officers during 2015, the amount included in the grant date fair value of the number of deferred shares that were earned based on our performance for 2015. The maximum value of such deferred shares were: $2.5 million, $0.6 million, $1.3 million, $0.2 million, and $0.2 million for Mr. MacDonald, Mr. Robinson, Ms. Sheetz, Ms. Ameli, and Mr. Kagen, respectively. For information with respect to the individual performance-based awards made in fiscal year 2015, please see the 2015 Grants of Plan-Based Awards Table.

(2)	Amounts shown represent the aggregate grant date fair value of the option awards in the year indicated, computed in accordance with FASB ASC Topic 718. The values do not correspond to the actual value that will be recognized by the named executives at the time such awards are exercised. For information with respect to the stock option awards made in fiscal year 2015, please see the 2015 Grants of Plan-Based Awards Table.

(3)	The amounts reported in this column represent the perquisite allowances, Company’s matching contributions under the 401(K) plan, relocation expenses, accrued cash dividends, and contributions to group term life insurance and health savings accounts. Mr. MacDonald’s all other compensation total includes group term life insurance contributions, matched 401(K) plan contributions made by the Company, a $15,122 perquisite allowance, and $45,625 in accrued cash dividends on unvested restricted shares and deferred shares, which will be paid to Mr. MacDonald when and if the underlying award vests. Mr. Robinson’s all other compensation total includes group term life insurance contributions, health savings account contributions, matched 401(K) plan contributions, a $16,759 perquisite allowance, and accrued cash dividends on unvested restricted shares and deferred shares. Ms. Sheetz's all other compensation total includes group term life insurance contributions, matched 401(K) plan contributions, a $16,692 perquisite allowance, and $15,313 in accrued cash dividends on unvested restricted shares and deferred shares. Ms. Ameli’s all other compensation total includes group term life insurance contributions, matched 401(k) plan contributions, a $15,388 perquisite allowance, $77,370 in relocation expenses paid for by the Company, and accrued cash dividends on unvested restricted shares and deferred shares. Mr. Kagen's all other compensation total includes group term life insurance contributions, health savings account contributions, matched 401(K) plan contributions, a $18,211 perquisite allowance, and accrued cash dividends on unvested restricted shares and deferred shares.

(4)	The amount in Mr. MacDonald’s Stock Awards column for 2013 does not include the value of certain restricted share and deferred share awards granted to him during 2013 that were determined to be in excess of the limits on individual grants under the 2012 Plan and are not considered to be effective. The amount in Mr. MacDonald’s Stock Awards column for 2014 does not include the grant of performance-based deferred shares that was determined to be in excess of the limits on individual grants under the 2012 Plan and was not considered to be effective. These awards were re-granted in 2014, and the value of the re-grants are included in the Stock Awards column for 2014.

(5)	In connection with her resignation from the Company (effective April 8, 2016), Ms. Sheetz will forfeit these stock awards.

(6)	The amount in Ms. Sheetz’s Stock Awards column for 2014 does not include the grant of performance-based deferred shares that was determined to be in excess of the limits on individual grants under the 2012 Plan and was not considered to be effective. This award was re-granted in 2014, and the value of the re-grant is included in the Stock Awards column for 2014.

(7)	In connection with her resignation from the Company (effective April 8, 2016), Ms. Sheetz will forfeit $0.6 million of these stock awards.

2015 Grants of Plan-Based Awards Table

The following table outlines all stock awards granted to named executive officers during fiscal 2015. All awards were granted under the 2012 Share Incentive Plan, which was approved by stockholders.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael C. MacDonald	2/17/2015	327,231	654,462	1,636,155
Chairman of the Board	2/17/2015				7,500	40,000	80,000				709,875	(1)
Chief Executive Officer

Timothy G. Robinson	2/17/2015	98,169	196,339	490,847
Chief Financial Officer	2/17/2015				1,875	10,000	20,000				177,469	(1)

Margaret Sheetz	2/17/2015	218,154	436,308	1,090,770
Chief Operating Officer,	2/17/2015				3,750	20,000	40,000				354,938	(1)
President

Mehrnaz Mona Ameli	2/17/2015	78,750	157,500	157,500
President of Take Shape for Life	2/17/2015				500	2,500	5,000				45,148	(1)
	2/17/2015								2,000	31.55	32,158	(2)

Brian Kagen	2/17/2015	54,878	109,757	219,514
Executive Vice President	2/17/2015				500	2,500	5,000				45,148	(1)
Chief Marketing Officer	2/17/2015								2,000	31.55	32,158	(2)

(1)	These awards are deferred shares granted for 2015 performance and will vest in full on December 31, 2016. The requirements for receiving the awards are outlined in the “Target Bonus” section outlined above. Ms. Sheetz forfeited these awards upon her resignation of employment on April 8, 2016.

(2)	These options vest over a 3 year period beginning on the anniversary of the grant date and have a 10 year term.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We do not have employment agreements with any of our named executive officers. We have entered into severance agreements with Mr. MacDonald, Ms. Sheetz, and Mr. Robinson, which provide for severance payments and benefits upon certain terminations of employment, which are described in further detail below under the heading “Potential Payments Upon Termination or Change in Control.”

Annual Incentive Bonus

Our annual incentive bonus has a cash component and a performance-based deferred share component, with the earned shares vesting one year after the end of the performance period. For 2015, our named executive officers received approximately 76% of their target cash bonus amounts based on our performance in 2015 (62% for Ms. Ameli), which is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Approximately 56% of the performance-based deferred shares were deemed to be earned based on our performance, and the value of such deferred shares are included in the “Stock Awards” column of the Summary Compensation Table. These deferred shares will not be fully vested until December 31, 2016, provided the executive remains employed through that date. Ms. Sheetz forfeited these deferred shares upon her resignation from the Company on April 8, 2016. A more detailed discussion of our annual incentive bonus, including 2015 performance results, is included above under the heading “Annual Incentive Bonus”.

Outstanding Equity Awards at 2015 Fiscal Year-End Table

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock that have not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)(1)

Michael C. MacDonald					133,334	(2)	4,050,687
Chairman of the Board					6,667	(3)	202,543
Chief Executive Officer					22,500	(6)	683,550

Timothy G. Robinson					8,001	(4)	243,070
Chief Financial Officers					5,625	(6)	170,888

Margaret E. Sheetz					40,001	(5)(8)	1,215,230
Chief Operating Officer,					11,250	(6)(9)	341,775
President

Mehrnaz Mona Ameli	-	2,000	31.55	2/17/2025
President of Take					3,500	(7)	106,330
Shape for Life					1,431	(6)	43,474

Brian Kagen	-	2,000	31.55	2/17/2025
Executive Vice President	666	1,334	26.52	2/5/2024
Chief Marketing Officer	-	667	24.26	2/19/2023
					1,431	(6)	43,474

(1)	The market value of shares of stock that have not vested is based on the closing price of our common stock on December 31, 2015, or $30.38 per share.

(2)	The restricted stock is a regrant of two awards granted in 2013 which contained different vesting schedules. The vesting schedules of the original awards were kept intact resulting in the following vesting schedule: 20,000 shares on January 2, 2016; 13,333 shares on February 19, 2016; 20,000 shares on January 2, 2017; 20,000 shares on February 19, 2017; 20,000 shares on January 2, 2018; 20,000 shares on February 19, 2018; 13,334 shares on February 19, 2019; and 6,667 shares on February 19, 2020.

(3)	The restricted stock vested on February 19, 2016.

(4)	The restricted stock will vest according to the following schedule: 4,000 shares on February 19, 2016; 2,667 shares on February 19, 2017, and 1,334 shares on February 19, 2018.

(5)	The restricted stock will vest according to the following schedule: 10,000 shares on February 19, 2016; 10,000 shares on February 19, 2017, 10,000 shares on February 19, 2018, 6,667 shares on February 19, 2019, and 3,334 shares on February 19, 2020.

(6)	The restricted stock will vest on December 31, 2016.

(7)	The restricted stock will vest on according to the following schedule: 1,500 shares on November 17, 2016 and 2,000 shares on November 17, 2017.

(8)	In connection with her resignation from the Company as of April 8, 2016, Ms. Sheetz will forfeit 36,668 shares at a value of $1.1 million.

(9)	In connection with her resignation from the Company as of April 8, 2016, Ms. Sheetz will forfeit these restricted shares.

2015 Option Exercises and Stock Vested Table

The following table sets forth information regarding stock vesting for the Named Executive Officers during 2015, and the resulting value realized.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)(1)

Michael C. MacDonald	20,000	644,800
Chairman of the Board	13,333	433,323
Chief Executive Officer	20,000	607,600

Timothy G. Robinson	3,750	125,813
Chief Financial Officer	2,666	86,645
	5,000	151,900

Margaret E. Sheetz	15,000	503,250
Chief Operating Officer	6,666	216,645
President	10,000	303,800

Mehrnaz Mona Ameli	1,500	45,360
President, Take Shape for Life

Brian Kagen	1,250	37,975
Executive Vice President
Chief Marketing Officer

(1)     Represents the number of shares vested multiplied by the fair market value of the common stock on the vesting date.

Potential Payments upon Termination or Change in Control

Mr. MacDonald, Mr. Robinson, and Ms. Sheetz

On June 19, 2013, the Company executed certain severance agreements with each of the Company’s Chairman and CEO; CFO; and President and COO.

Under the terms of these agreements, in the event of a termination of employment by the Company without “Cause”, or by any of these executives with “Good Reason,” the officer would be eligible to receive the following as severance (in addition to receiving all accrued but unpaid salary and accrued vacation as of the termination date):

i.	the executive’s then-current annual salary, which will be paid in accordance with the Company’s regular payroll practices, for a period of one (1) year following the date of termination;

ii.	the annual bonus, including any cash or stock that the executive would have been entitled to had he or she been employed for the entire calendar year (provided that the related performance metrics are satisfied), at the target level, which will be paid when such consideration is normally paid to executives in accordance with the Company’s regular practices; and

iii.	continued coverage under the Company’s health, disability, and other insurance benefits for a period of one (1) year following the termination date.

In addition, under the terms of these agreements, and notwithstanding anything to the contrary in the Company’s 2012 Plan or in any other agreement between the executive and the Company, upon the occurrence of a “Change of Control” as defined in the 2012 Plan, any and all awards previously granted under the plan will become immediately and fully vested and, to the extent applicable, exercisable as of the date immediately prior to such Change of Control.

For purposes of these agreements, the Company will have “Cause” to terminate the executive’s employment in the event that the executive violates any material provision of the Company’s Code of Conduct and Business Ethics.

For purposes of these agreements, these executives will be deemed to have “Good Reason” to terminate his or her employment if any of the following occur: (i) a material diminution in title, status, authority, duties or responsibilities, including the imposition of any requirement that the executive report to a person other than the CEO; (ii) any material reduction in compensation from the executive’s current total compensation, including current base salary and bonuses; (iii) the Company’s breach of any of its obligations under the agreement, provided, however, if cure is possible, the failure by the Company to cure the circumstance or breach within 30 days after receiving notice from the executive; (iv) the relocation of the executive’s work location by more than 50 miles from the current location in Baltimore, Maryland; and (v) the failure by any successor of the Company to assume in writing the Company’s obligations under this agreement.

The payments and benefits to be provided under these agreements are subject to certain confidentiality, non-solicitation, and non-disparagement provisions.

Ms. Ameli and Mr. Kagen

We do not have employment agreements or severance arrangements with Ms. Ameli or Mr. Kagen. Upon a termination of employment, they would not be entitled to any cash severance from the Company or the acceleration of any equity awards.

Potential Payments Upon Termination or Change in Control Table

The table below details the payments and benefits that would be provided to each of our named executive officers if he or she was terminated by the Company without Cause or terminated employment for Good Reason, or if a Change in Control occurred, in each case on December 31, 2015.

Name	Severance	Annual Cash Bonus (1)	Health, Disability and Insurance Benefits	Restricted Shares (2) (unvested)	Performance- Based Shares (2) (unvested)	Stock Options (2) (unvested)
Michael C. MacDonald
Termination Without Cause or for Good Reason	654,462	654,462	16,541	4,253,230	683,550	-
Change in Control	-	-	-	4,253,230	683,550	-

Timothy G. Robinson
Termination Without Cause or for Good Reason	327,231	196,339	14,784	243,070	170,888	-
Change in Control	-	-	-	243,070	170,888	-

Margaret E. Sheetz (3)
Termination Without Cause or for Good Reason	436,308	436,308	26,425	1,215,230	341,775	-
Change in Control	-	-	-	1,215,230	341,775	-

Mehrnaz Mona Ameli
Termination Without Cause or for Good Reason	-	-	-	-	-	-
Change in Control	-	-	-	-	-	-

Brian Kagen
Termination Without Cause or for Good Reason	-	-	-	-	-	-
Change in Control	-	-	-	-	-	-

(1)	The annual cash bonus reflects the target cash bonus that the executive would have been entitled to receive under our 2015 Annual Incentive Bonus program, without pro-ration since the assumed date of termination is also the last day of the fiscal year.

(2)	The value of the restricted shares, performance-based shares, and stock options that would be accelerated upon a termination of employment is based on the value of our common stock on December 31, 2015, which was $30.38. The restricted shares column represents the grants outlined in the Outstanding Equity Awards table on page __, except the unvested performance-based deferred shares that were granted in 2015 and earned based on 2015 performance that are reflected in the Performance-Based Shares column.

(3)	Ms. Sheetz resigned from the Company on April 8, 2016. The actual payments made to Ms. Sheetz upon her termination are set forth below.

Resignation of Ms. Sheetz

On April 8, 2016, Ms. Sheetz resigned from her positions with the Company to pursue personal interests. In connection with Ms. Sheetz’ separation from the Company, Jason Pharmaceuticals, Inc., a wholly-owned subsidiary of the Company, entered into a separation agreement with Ms. Sheetz, which included a general release of claims in favor of the Company and one-year non-competition, non-solicitation and no-hire covenants, Ms. Sheetz was provided one year’s salary of $444,308, payable in twelve installments, and accelerated vesting of 3,333 restricted shares that would have vested on February 19, 2017. All other unvested restricted shares, and deferred shares expired or were terminated as of April 8, 2016.

TRANSACTIONS WITH RELATED PERSONS

The Board has established a process and certain procedures to identify any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, with a “related person” (as defined by the SEC’s rules and regulations). Under this process, in carrying out its oversight responsibilities, the Audit Committee reviews the Company’s identification of, accounting for, and disclosure of its related party transactions (generally, transactions involving related persons that have a direct or indirect material interest), including issues involving potential conflicts of interest involving officers and directors of the Company.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS FOR 2016

The Board has appointed RSM US LLP (“RSM”), as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016 (“Fiscal Year 2016”). The appointment was made by the Audit Committee of the Board. The appointment of RSM as the Company’s independent registered public accounting firm is subject to ratification by the Company’s stockholders at the Annual Meeting. Representatives of RSM will be present at the Annual Meeting and will be given an opportunity to make a statement. Such representatives will also be available to respond to appropriate questions.

The Board recommends that the stockholders ratify the appointment of RSM as the Company’s independent registered public accounting firm for Fiscal Year 2016 by adopting the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of RSM as independent auditors of this Company for the fiscal year ended December 31, 2016, is hereby APPROVED, RATIFIED, AND CONFIRMED.”

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF RSM AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in oversight of (i) risks related to the integrity of the Company’s financial statements; (ii) the performance of the independent auditor; (iii) the independent auditor’s qualification and independence; and such other matters as are described in the Committee’s Charter. In addition to discussions with the CEO, Chief Financial Officer (“CFO”) and other members of Management regarding the preparation of the Company’s financial statements and operating results, the Audit Committee received periodic reports from the Company’s Internal Audit and Legal departments. Such reports addressed, among other matters, ongoing projects, control assessments and audits being conducted by the Internal Audit department, reports to the Company’s compliance hotline and/or issues involving the Company’s Code of Business Conduct, material litigation and significant legal developments involving the Company and/or its subsidiaries, and proposed organizational changes. The Audit Committee also received periodic routine reports regarding the Company’s efforts to comply with Section 404 of the Sarbanes-Oxley Act and efforts related to the completion and periodic filings of the Company’s financial statements with the SEC. In addition to the scheduled meetings of the Audit Committee, the members of the Audit Committee held periodic telephonic discussions and/or in-person meetings with Management regarding various subjects. Such informal periodic meetings and discussions permit the Audit Committee to provide advice and assistance to Management on a more frequent basis than the regularly scheduled meetings of the Audit Committee.

The meetings of the Audit Committee also were designed to facilitate and encourage communication among the Committee, the Company, and the Company’s independent registered public accounting firm, RSM. The Audit Committee discussed with RSM the overall scope and plans for the integrated audit of the Company’s financial statements, and met with RSM with and without Management present, to discuss the results of their audits and evaluations of the Company’s internal controls, and to discuss the efforts expended by the Company in connection with the preparation and filing of the financial statements.

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Neither the Audit Committee nor RSM are responsible for the preparation of the Company’s consolidated financial statements, its operating results or for the appropriate safekeeping of the Company’s assets. RSM’s responsibility is to attest to the Company’s fair presentation of the consolidated financial statements and attest to the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The role of the Audit Committee is to be satisfied that both the Company and the independent registered public accounting firm discharge their respective responsibilities effectively.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2015 with Management and RSM. In addition, the Audit Committee has discussed with RSM the matters required to be discussed by Auditing Standards No. 16, “Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”).

RSM has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with RSM that firm’s independence from the Company. The Audit Committee has concluded that RSM’s provision of audit services to the Company is compatible with RSM’s independence. The Audit Committee also reviewed and approved, among other things, the amount of fees paid to RSM for audit and non-audit services. For further information regarding these fees, please see the fees chart located in Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence .

Based on its review and the meetings, discussions and reports described above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2015, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

The Audit Committee,

Charles P. Connolly, Chairman
Jeffrey J. Brown
Kevin G. Byrnes

INFORMATION REGARDING THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES, SERVICES, AND INDEPENDENCE

The following table outlines the aggregate fees billed to the Company for the fiscal years ended December 31, 2015 and 2014 by the Company’s principal accounting firm, RSM.

	2015	2014
Audit Fees	$307,000	$350,000
Audit Related Fees	-	-
Tax Fees	228,000	99,000
All Other Fees	5,000	5,000
Total Fees	$540,000	$454,000

Audit Fees: The amounts noted above for Audit Fees include the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audits of the Company’s consolidated annual financial statements and local subsidiaries’ annual financial statements, reviews of the Company’s quarterly financial statements, attestation of internal control over financial reporting, as required by the Sarbanes-Oxley Act, Section 404, consents, and other services related to SEC matters.

Tax Fees: The amounts noted above for Tax Fees include tax compliance and advisory services.

All Other Fees: The amounts noted above for All Other Fees include fees incurred for the review of the Company’s annual Franchise Disclosure Document and other services not reported above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accountant

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountant. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accountant.

Under the policy, pre-approval is generally provided for work associated with the following:

•	registration statements under the Securities Act of 1933 (for example, comfort letters or consents);

•	due diligence work for potential acquisitions or dispositions;

•	attest services not required by statute or regulation;

•	adoption of new accounting pronouncements or auditing and disclosure requirements, and accounting or regulatory consultations;

•	internal control reviews and assistance with internal control reporting requirements;

•	review of information systems security and controls;

•	tax compliance, tax planning, and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities; expatriate and other individual tax services; and

•	assistance and consultation on questions raised by regulatory agencies.

For each proposed service, the independent registered public accountant is required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent registered public accountant’s independence.

The Audit Committee has approved in advance certain permitted services whose scope is routine across business units, including statutory or other financial audit work for non-U.S. subsidiaries that is not required for Exchange Act audits.

The Audit Committee pre-approved all audit, audit-related, tax, and other services provided by RSM during fiscal year 2015 in accordance with this policy.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATIONS PLANS – DECEMBER 31, 2015

Plan category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)		(b) Weighted-average exercise price of outstanding options, warrants and rights ($)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)

Equity compensation plans approved by security holders	362,081	(1)	$28.17	(2)	402,345

Equity compensation plans not approved by security holders	-		-		-

1.	Consists of 98,373 shares of our common stock issuable upon the exercise of outstanding stock options and 263,708 shares of our common stock subject to outstanding stock awards under our 2012 Plan.

2.	Excludes 263,708 shares of our common stock subject to outstanding stock awards which do not have an exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth, as of April 18, 2015, the Record Date, information with respect to the beneficial ownership of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of the named executive officers set forth in the Summary Compensation Table of this Proxy Statement; and

•	all of our current directors and executive officers as a group.

The number of shares beneficially owned by each person, director, director nominee, or named executive officer is determined under Rule 13d-3 of the Exchange Act; this information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which the individual has sole or shared voting power or investment power, and also any shares with respect to which the person has the right to acquire sole or shared voting or investment power on or before June 17, 2016 (60 days after April 18, 2016), through the exercise of any stock option, warrant, or other right. Unless we indicate otherwise, each person has sole investment and/or voting power with respect to the shares set forth in the following tables.

Except as otherwise indicated, the address for each person below is c/o Medifast, Inc., 3600 Crondall Lane, Suite 100, Owings Mills, Maryland 21117.

Name of Beneficial Owner	Title	Shares Beneficially Owned (1)	Percent of Outstanding Common Stock (%)
Visium Asset Management, L.P. (2) c/o Visium Asset Management, L.P. 888 7 th Avenue New York, NY 10019		1,325,458	11.19%

BlackRock, Inc. (3) 40 East 52 nd Street New York, NY 10022		1,006,315	8.50%

Renaissance Funds (4) 800 Third Avenue New York, NY 10022		746,300	6.3%

Engaged Capital, LLC (5) 610 Newport Center Drive, Suite 250 Newport Beach, CA 92660		737,465	6.23%

Man Group plc (6) Riverbank House 2 Swan Lane London EC4R 3AD United Kingdom		605,686	5.11%

Michael C. MacDonald (7)	Director, Chairman of the Board & Chief Executive Officer	339,488	2.84%
Margaret E. Sheetz (8)		307,006	2.59%
Mehmaz Mona Ameli (9)		6,497	*
Jeffrey J. Brown (10)	Director	4,087	*
Kevin G. Byrnes (11)	Director	8,680	*
Charles P. Connolly (12)	Director	52,279	*
Constance J. Hallquist (10)	Director	3,901	*
Jorgene K. Hartwig (10)	Director	5,503	*
Timothy G. Robinson	Chief Financial Officer	19,741	*
Carl E. Sassano (13)	Director	11,084	*
Scott D. Schlackman (10)	Director	3,576	*
Glenn W. Welling (10)(14)	Director	3,503	*
Brian Kagen (15)	Executive Vice President, Chief Marketing Officer	10,484	*

All current directors, nominees, and executive officers as a group (14 persons):		777,829	6.47%

*	Shares held represent less than 1% of the total number of outstanding shares of our common stock.

1.	Based on 11,843,695 shares outstanding at April 18, 2016. In calculating the percentage of ownership, all shares of our common stock, of which the identified person or group has the right to acquire beneficial ownership on or before June 17, 2016, are deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by that person or group. These shares are not, however, deemed to be outstanding for the purpose of computing the percentage of the shares of our common stock owned by any other person or group.

2.	Based solely on information reported on Schedule 13G, as amended, filed by Visium Asset Management, LP on April 8, 2014. As reported in such filing, Visium Asset Management, LP has shared voting power with respect to 1,274,351 shares and share dispositive power with respect to 1,325,458 shares and an aggregate beneficial ownership of 1,325,458 shares of our common stock.

3.	Based solely on information included in a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 26, 2016. In such filing BlackRock indicates that it has sole voting power with respect to 978,941 shares of our common stock and sole dispositive power with respect to 1,006,315 shares of our common stock.

4.	Based solely on information included in a Schedule 13G filed with the SEC by Renaissance Technologies LLC (“Renaissance”) and Renaissance Technologies Holdings Corporation (“Renaissance Holdings”) on February 12, 2016. In such filing each of Renaissance and Renaissance Holdings (by virtue of its majority ownership of Renaissance) indicates that it has sole voting power with respect to 672,344 shares of our common stock, sole dispositive power with respect to 746,218 shares of our common stock, and shared dispositive power with respect to 82 shares of our common stock.

5.	Based solely on information included in a Schedule 13 D/A filed with the SEC by Glenn W. Welling and Engaged Capital, LLC (“Engaged”) on April 7, 2015. In such filing Engaged indicates that it has sole voting and dispositive power with respect to 718,670 shares of our common stock.

6.	Based solely on information included in a Schedule 13G filed with the SEC by Man Group plc (“Man Group”) and Numeric Investors LLC (“Numeric”) on January 5, 2016. In such filing each of Man Group (as investment manager to certain funds and/or managed accounts) and Numeric Investors (which is deemed to control Numeric Investors through various intermediate entities) indicates that it has shared voting and dispositive power with respect to 605,686 shares of our common stock.

7.	Includes 92,656 shares that are pledged as collateral for loans.

8.	Includes 6,580 indirect shares and 3,999 shares of our common stock underlying currently exercisable options owned by Ms. Sheetz’ spouse.

9.	Includes 666 shares of our common stock underlying currently exercisable options.

10.	Includes 833 shares of our common stock underlying currently exercisable options.

11.	Includes 3,610 shares of our common stock underlying currently exercisable options.

12.	Includes 4,999 shares of our common stock underlying currently exercisable options.

13.	Includes 1,666 shares of our common stock underlying currently exercisable options.

14.	Mr. Welling, as the founder and Chief Investment Officer of Engaged Capital and the sole member of Engaged Holdings, may be deemed to beneficially own the shares owned directly by Engaged Capital. Mr. Welling expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

15.	Includes 3,999 shares of our common stock underlying currently exercisable options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of the Company. Directors, officers, and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. We have reviewed copies of reports provided to us, as well as other records and information. Based on that review, we concluded that all reports were timely filed in 2015, except that ModusLink Global Solutions, Inc., who was at the time a beneficial owner of more than 10% of our outstanding shares (but is no longer) had two late Form 4 reports, which resulted in two sales (for an aggregate of 3,893 shares) being untimely reported, and Jorgene K. Hartwig had one late Form 4 report, which resulted in a purchase of 1,000 shares being untimely reported.

GOVERNANCE MATTERS

Stockholder Proposals and Nominations for Director

If any Stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy material for the 2017 annual meeting of stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid to the General Counsel, Medifast, Inc., 3600 Crondall Lane, Suite 100, Owings Mills, Maryland 21117.

Any such proposal must be received at least 120 days before the anniversary of the mailing of the prior year’s proxy material, unless the date of our 2017 annual meeting of stockholders is more than 30 days [before or after] June 15, 2017, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials. Any such notice must set forth the specific information required by Rule 14a-8 of Regulation 14A of the Exchange Act, including without limitation: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of our common stock held of record, owned beneficially, and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the 2017 annual meeting of stockholders to introduce the proposal specified in the notice.

In addition, our Bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2017 Annual Meeting of Stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to the Secretary at the address set forth above, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however , that in the event that the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered by not earlier than the close of business on the 90th day prior to such annual meeting, and not later than the close of business on the later of the 60th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of the annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. As described in Section 1.2 of our Bylaws, the notice must contain: (a) a reasonably detailed description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the proposal is made; (b) the name and address of the stockholder giving the notice as it appears on the Corporation’s books, and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) the class and number of shares of the Company which are owned beneficially and of record by the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the proposal is made.

Our Bylaws also set forth the procedure for a stockholder’s nomination of directors. As described in Section 1.5 of our Bylaws, nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors by any stockholder who is a stockholder of record at the time such person provides the required notice; provided that the notice meets the requirements set forth below, and that they continue to be a stockholder at the time of the meeting. The written notice required with respect to any nomination (including the completed and signed questionnaire, representation, and agreement discussed below) must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company (a) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not less than 90 days nor more than 120 days prior to the date of such special meeting or the close of business on the 10th day following the earlier of (i) the date on which notice of such meeting is first given to stockholders and (ii) the date on which a public announcement of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period for the giving of a stockholder’s notice as described above. Each such notice shall include: (1) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, if any, on whose behalf the nomination is made, and each person whom the stockholder proposes to nominate for election as a director; (2) the name and address of each stockholder of record who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (3) the consent of each nominee to serve as a director of the Company if so elected; and (4) as to each person whom the stockholder proposes to nominate for election as a director (i) the name of each nominee holder of shares owned beneficially but not of record by such person and the number of shares of stock held by each such nominee holder, (ii) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest, or other transaction has been entered into by or on behalf of such person with respect to stock of the Company, and whether any other agreement, arrangement, or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person, or to increase the voting power or pecuniary or economic interest of such person with respect to stock of the Company, (iii) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (iv) a completed and signed questionnaire with respect to the background and qualifications of the person the Stockholder proposes to nominate for election as a director and a written representation and agreement (in a form to be provided by the Secretary of the Company).

The required representation and agreement provides that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company, or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the Company.

In addition, Section 1.5(e) of our Bylaws provide that the stockholder’s notice must set forth the following information (regardless of whether the notice pertains to the nomination of directors or the proposal of other business): (a) the name of each nominee holder of shares owned beneficially but not of record by such stockholder, and the number of shares of stock held by each such nominee holder; (b) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder with respect to stock of the Company, and whether any other agreement, arrangement, or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such stockholder or to increase the voting power or pecuniary or economic interest of such stockholder with respect to stock of the Company; (c) a description of all agreements, arrangements, or understandings between such stockholder, and (i) any other person or persons (including their names) in connection with the proposal of such business by such stockholder or (ii) each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, as the case may be, and any material interest of such stockholder in such business or nomination, as the case may be, including any anticipated benefit to the stockholder therefrom; (d) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting or to nominate the persons named in its notice, as the case may be; and (e) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies with respect to business brought at an annual meeting of stockholders or for election of directors, as the case may be, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The chairperson of the 2017 annual meeting of stockholders may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the foregoing procedures.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements, with respect to two or more stockholders sharing the same address, by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Medifast and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once stockholders have received notice from their broker or us that materials will be sent in the householding manner to the stockholder’s address, householding will continue until otherwise notified or until the stockholder revokes such consent. If, at any time, stockholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account, or us if holding registered shares.

Any beneficial owner can request (i) to receive a separate copy of an annual report or proxy statement for this meeting, (ii) to receive separate copies of those materials for future meetings, or (iii) if the stockholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements, you can make your request in writing to your broker.

Charitable Contributions

Under NYSE 303A.02 (b)(v), the Company is required to report as to whether or not any charitable contributions were made by the Company to any charitable organization for which a Company Director served as an Executive Officer of that organization in an amount greater than $1 million or 2% of such charitable organization’s consolidated gross revenues for the years 2015, 2014 or 2013. The Company did not make any such charitable contributions in excess of those amounts.

Communications with the Board or Its Committees

Stockholders and other parties interested in communicating directly with the Board, non-management directors as a group or individual directors, including Jeffrey J. Brown as Lead Director of the Board in his capacity as the presiding director of executive sessions of non-management directors, may do so by writing to Medifast, Inc., c/o Corporate Secretary, 3600 Crondall Lane, Suite 100, Owings Mills, Maryland 21117, indicating to whose attention the communication should be directed. Under a process approved by the Board for handling letters received by the Company and addressed to non-management directors, the Corporate Secretary of the Company reviews all such correspondence and forwards to members of the Audit Committee a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or committees thereof, or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company and addressed to members of the Board and request copies of any such correspondence.

Annual Report on Form 10-K

Any Stockholder who desires an additional copy of Medifast’s Form 10-K, as amended (including the financial statements and financial schedules) may obtain a copy (excluding Exhibits) without charge by addressing a written request to the Office of the General Counsel, Medifast, Inc., 3600 Crondall Lane, Suite 100, Owings Mills, Maryland 21117. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also obtain a copy by visiting the Company’s website (https://ir.medifastnow.com ).

By Order of the Board of Directors,

Jason L. Groves, Esq.
Executive Vice President, General Counsel and Corporate Secretary

ANNUAL GENERAL MEETING OF STOCKHOLDERS OF

MEDIFAST, INC.

June 15, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/08676/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20930000000000000000 3 061516

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect nine (9) members to the Board of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Michael C. MacDonald
- ○ Jeffrey J. Brown
- ○ Kevin G. Byrnes
- ○ Charles P. Connolly
- ○ Constance J. Hallquist
- ○ Jorgene K. Hartwig
- ○ Carl E. Sassano
- ○ Scott Schlackman
- ○ Glenn W. Welling

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.**

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.